As filed with the Securities and Exchange Commission on May __, 2002

                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                 DATA RACE, INC.
             (Exact name of Registrant as specified in its charter)

                                            3661
             Texas                    (Primary Standard          74-2272363
(State or other jurisdiction of   Industrial Classification   (I.R.S. Employer
incorporation or organization)          Code Number)         Identification No.)

                                   ----------

                              6509 Windcrest Drive
                               Plano, Texas 75024
                                 (972) 378-9687
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                   ----------

                                 James G. Scogin
                                 DATA RACE, Inc.
                              6509 Windcrest Drive
                               Plano, Texas 75024
                                 (972) 378-9687

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this registration statement becomes effective.

                                   ----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |x|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed Maximum       Proposed Maximum
    Title of each class of          Amount to be      Offering Price Per     Aggregate Offering
  securities to be registered      Registered (1)          Share (2)             Price (2)           Amount of Registration Fee (3)
  ---------------------------      --------------          ---------             ---------           ------------------------------
  Common Stock, no par value          46,613,203             $0.03              $1,398,396.09                     $128.65

(1) Pursuant to Rule 416 of the Securities Act of 1933 as amended, this Registration Statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.

(2) Includes shares of common stock that are issuable upon conversion of convertible debt and upon the exercise of warrants.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices as traded over the counter for the Registrant's common stock on the "pink sheets".

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                       Prospectus (Subject to Completion)
                               Dated May __, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 DATA RACE, INC.

                     Up to 46,613,203 Shares of Common Stock

                                 ---------------

     The selling shareholders listed on page 52 may offer and sell up to 46,613,203 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sales of the shares by the selling shareholders. However, we will receive the proceeds upon the exercise for cash of the warrants held by the selling shareholders, if the selling shareholders elect to exercise their warrants.

     Our common stock is traded on the "pink sheets" under the symbol "RACE." On April 30, 2002, the closing price of our common stock was $0.07.

     Investing in our common stock involves many risks. See "RISK FACTORS" beginning on page 4.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 DATA RACE, INC.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2

Risk Factors ..............................................................    4

Forward Looking Statements ................................................   13

Dilution ..................................................................   13

Use of Proceeds ...........................................................   14

Dividend Policy ...........................................................   15

Legal Proceedings .........................................................   15

Capitalization ............................................................   15

Price Range of Common Stock ...............................................   17

Selected Financial Data ...................................................   18

Management's Discussion and Analysis of Financial Condition and Results
        of Operations .....................................................   20

Business ..................................................................   27

Management ................................................................   36

Executive Compensation ....................................................   39

Certain Relationships and Related Party Transactions ......................   43

Security Ownership of Beneficial Owners, Directors and Management .........   44

Description of Securities .................................................   46

Selling Shareholders ......................................................   48

Plan of Distribution ......................................................   53

Legal Matters .............................................................   55

Experts ...................................................................   55

Where You Can Find More Information .......................................   55

Index to Financial Statements .............................................   57


     Until May __, 2002 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

About This Prospectus

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Data Race, Inc., the risks of purchasing our common stock discussed under "RISK FACTORS," beginning on page 4 and our financial statements and the accompanying notes. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this or of any sale of common stock under this prospectus.

About DATA RACE, Inc.

     DATA RACE, Inc. ("Data Race", "we" or the "Company"), currently doing business as IP AXESS, designs, manufactures, and markets a line of innovative communications products to meet the needs of remote workers. The Company's lead product, the VocalWare(TM) IP remote access system, provides virtual presence to the corporate environment by allowing a remote worker to connect to the corporate office over a normal dial-up telephone line or a number of broadband access mediums such as digital subscriber lines (DSL), cable modems, integrated services digital networks (ISDN), asynchronous transfer modes (ATM) and frame relay, and simultaneously have full access to the corporate data network, the office phone extension, and the office fax system.

     Historically, the Company's revenue has come from custom modem and network multiplexer products. The Company's modem business comprised the design and manufacture of special custom modems on an original equipment manufacturer's
(OEM) basis for the manufacturers of notebook computers. Today's notebook computers generally do not use such custom modems. The market for the Company's network multiplexer products has been in a state of steady decline. These units, deemed counterproductive to the future of the Company, have been either sold or discontinued. To develop a more reliable revenue base and a return to profitability, the Company is depending on the success of the VocalWare IP product line.

     The Company's VocalWare IP product line is intended to capitalize on the communications requirements of the rapidly growing number of "teleworkers" who need convenient simultaneous access to all of their corporate information assets -- voice, data and fax -- when working from home or on the road. With VocalWare IP, a user can be logged in from home, a hotel room, or an airport lounge, reading e-mail and browsing the web. If a call comes into his normal office phone extension, an image of his office phone pops up on the screen and rings, showing Caller ID information. He can answer the phone, conference in colleagues, and transfer the call, all while continuing his data work. At the same time, he can read faxes sent to his office or can send faxes. The Company refers to this set of capabilities as Telepresence(TM).

When working at home, normal home phone calls can ring through while the data session continues, without requiring a second phone line.

     The Company completed its second-generation development efforts in fiscal 2001, completing the evolution of its Be There! dial-up remote access solution into a integrated dial-up and broadband access server. This second generation solution allows users to access their office voice, e-mail, data and fax resources over any access medium dial-up or broadband and works with all of the leading manufacturers of voice and data products.

     The Company seeks to capture a leadership position in the market for remote access solutions by capitalizing on its unique advanced technology, its patents, other intellectual property and on developing relationships with leading network and solution companies, which have influence with enterprise customers.

Recent Developments

     Termination of Nasdaq and OTC Bulletin Board Listing. Effective July 11, 2001, our common stock was delisted by The Nasdaq National Market due to our failure to pay overdue annual and additional listing fees in the amount of $44,125 and our inability to meet the minimum bid price requirements for continued listing. Our common stock continues to be traded in the over the counter market under the symbol "RACE". Effective November 6, 2001, our common stock was delisted by the Over the Counter Bulletin Board for failure to timely file reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934. We are currently trading on the "pink sheets".

     Resignation of Chief Executive Officer. Michael McDonnell resigned his positions as President and Chief Executive Officer of Data Race and as a member of our Board of Directors on July 11, 2001. James G. Scogin, our chief financial officer since December 1999, has succeeded Mr. McDonnell as President. See "RISK FACTORS - Our Business Could Suffer if We Lose Key Personnel or Cannot Attract Qualified Personnel" beginning on page 6.

     Shareholder Litigation. On May 18, 2001, the Company, executive officers, Michael McDonnell, previously the President and Chief Executive Officer (resigned in July 2001), James Scogin, Acting President and Chief Financial Officer, and John Liviakis, one of our significant shareholders, were sued in the United States District Court for the Northern District of Illinois, Eastern Division, by Robert Plotkin, a Chicago-based attorney, and several of Mr. Plotkin's relatives and family trusts, who are all shareholders of the Company. The amount of the monetary damages being sought is $20,000,000. The complaint alleges that the plaintiffs were induced to purchase shares of our common stock based upon alleged misrepresentations and omissions of material fact. The proceeding has been moved to the United States District Court for the Eastern District of Texas, Sherman Division in October 11, 2001. Discovery has not commenced, but we believe the lawsuit is without merit and intend to vigorously defend the Company against these allegations.

     Recent Financing Transaction.

     Additional Capital. Since December 31, 2001, we have raised approximately $.3 million in additional capital in an effort to sustain our operations until we can obtain long-term financing. "SELLING SHAREHOLDERS" beginning on page 48 and "RISK FACTORS - The Issuance of Stock

Pursuant to the conversion of the 6% Convertible Debentures and 10% Convertible Promissory Notes May Substantially Dilute the Interests of Other Security Holders Because the Number of Shares the Company Will Issue upon Conversion Will Depend upon the Trading Price of Our Common Stock at the Time of Conversion if the Trading Price Is Less Than the Set Price of the Debenture" beginning on page 10.

     Equity Line Financing. On July 26, 2001, we entered into a Common Stock Purchase Agreement creating an equity line financing with Grenville Finance Ltd., a British Virgin Islands corporation. The shares of our common stock to be issued pursuant to the equity line financing are not included for registration under this prospectus. See "RISK FACTORS -- We Will Need Additional Capital to Sustain Operations" beginning on page 5, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financing Activities -- 19 Equity Line of Credit" beginning on page 25 and "RISK FACTORS -- The Issuance of Stock Pursuant To The Equity Line of Credit With Grenville May Substantially Dilute the Interests of Other Security Holders Because the Number of Shares the Company Will Sell Depends upon the Trading Price of the Shares During Each Draw Down Period" beginning on page 7.

The Offering

     This prospectus covers up to 46,613,203 shares of our common stock registered on behalf of the selling shareholders identified on page 11 of this prospectus. As of April 30, 2002, the number of shares subject to this prospectus represents 132% of our issued and outstanding common stock prior to the issuance of all currently unissued shares included in this prospectus and 67% after issuance of all currently unissued shares included in this prospectus.


                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. We believe the following risks represent the known, material risks facing our company, in addition to the risks, which typically face any company in our industry. If any of the following risks actually occur, our business, financial condition and operating results would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating to Data Race Generally

We Have Received a "Going Concern" Opinion from Our Independent Accountants and May Be Forced to Sell or Merge Our Business or Face Bankruptcy Unless We Are Able to Immediately Raise Capital to Fund Our Near Term Cash Needs.

     The report of Lazar Levine & Felix LLP covering the consolidated financial statements for fiscal 2001 contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The Company will need to raise more money to continue to finance our operations. At the present time, the only commitment we have for future financing is the equity line of credit with Grenville and we are not assured of any proceeds from this financingSee the following risk factor, "We Will Need Additional Capital to Sustain Operations" and its discussion of the equity line of credit and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financing Activities -- Equity Line of Credit" beginning on page 26. The Company may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place the Company in significant financial jeopardy. The going concern opinion by our independent auditors may adversely impact our dealings with third parties, such as customers, suppliers and creditors, because of concerns about our financial condition.

     The going concern modification is contained in an explanatory paragraph to the Independent Accountants' Report that also references note 3 to the consolidated financial statements for the year ended June 30, 2001. Note 3 states that the following factors raise substantial doubt about our ability to continue as a going concern: (i) we have generated net losses for the years ended June 30, 2001, 2000 and 1999 and have generated an accumulated deficit of $ 72.5 million as of June 30, 2001, (ii) we have historically funded operations with the proceeds from the sale of preferred and common stock, and (iii) we have not generated positive cash flows from operations in either of the three years in the period ended June 30, 2001.

     We anticipate that we will have insufficient working capital to fund our near term cash needs unless we are able to raise additional capital in the near future. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and the results of operations, including our viability as an enterprise, and we may be forced to sell or merge our business or face bankruptcy unless we are able to timely raise additional capital.

We Will Need Additional Capital to Sustain Operations

     Because we have been unable to raise sufficient capital financing recently, we have been required to suspend many of our operations and scale down our operations. We may be required to suspend additional or all of our operations if we cannot obtain additional long-term financing. It is possible that sources of capital, such as investors, lenders or strategic partners, may perceive our recent history of losses, current financial condition, reduction in the scope of our operations or lack of significant VocalWare product sales as too great a risk to bear. As a result, we may not be able to obtain additional capital on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights and preferences senior to the common stock. Even if our sales grow, we may require additional capital to hire additional personnel and increase inventory levels. We cannot predict the timing and amount of our future capital requirements.

     Finally, there can be no assurance that we will be able to access additional funds under our equity line of financing with Grenville Finance Ltd. First, before we are permitted to draw down on the equity line of credit financing, a registration statement registering for resale the shares to be issued to Grenville under the financing must be declared effective by the Securities and Exchange Commission. We can give no assurance and may be unable to cause the registration statement to be declared effective. Second, the maximum draw down amount of a draw down under our equity line facility will be equal to the lesser of (A) $1,000,000 and (B) the product of (i) 5% of the weighted average price for our common stock for the 30 calendar day period immediately prior to the date that we deliver notice to the Investor of our intention to exercise a draw down, and (ii) the total trading volume in respect of our common stock for such period. Accordingly, if our stock price and trading volume do not increase above current levels, then the maximum draw down amount formula will severely restrict our ability to draw down all $30,000,000 pursuant to the equity line facility with Grenville. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financing Activities -- Equity Line of Credit" beginning on page 26.

We Have a History of Operating Losses and Expect to Have Continued Losses

     We have suffered substantial recurring losses, and sales of our VocalWare products have not resulted in significant revenue. For the fiscal years ended June 30, 2001, 2000 and 1999 we have incurred operating losses (from continuing operations) of approximately $16.8 million, $8.8 million and $8.5 million on approximately $63,000, $316,000 and $836,000 of VocalWare sales respectively. For the fiscal quarter ended September 30, 2001 we had operating losses (from continuing operation) of approximately $1,111,000 on approximately $4,000 of VocalWare sales. For the fiscal quarter ended December 31, 2001 we had operating losses (from continuing operation) of approximately $925,000 on approximately $0 of VocalWare sales. Although we have made reductions in workforce and associated expenses since July 2001, we may never return to profitability or attain future revenue levels sufficient to support our operations. In recent years we have funded operations from the sale of equity securities.

Existing Secured Indebtedness and Related Debt Service Requirements Could Adversely Affect Our Business Operations.

     Secured debt burdens our operations in several ways, including limiting our ability to borrow money and requiring us to use our cash flow to repay our borrowings. We have granted general security interests in all of our assets to secure our existing and future debt obligations to First Capital Group, ICN Capital, Alpha and Stonestreet and we expect to continue to be highly leveraged. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financing Activities, May 2001 Financing and 6% Convertible Debentures beginning on page 25. Our high degree of secured debt may have adverse consequences for us. These include the following:

     o High amounts of debt may limit or eliminate our ability to obtain additional financing on acceptable terms, if at all, that may be necessary for acquisitions, working capital, capital expenditures or other purposes.

     o A substantial portion of our cash flow will be required to pay interest expenses which will reduce or fully consume the funds which would otherwise be available to us for operations and future business opportunities.

     o We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage.

     o Our high degree of debt will make us more vulnerable to a downturn in our business or the economy generally.


Our Common Stock has been Delisted by the NASDAQ National Market and the Over the Counter Bulletin Board

     Effective July 11, 2001, our common stock was delisted by the Nasdaq National Market due to our failure to pay overdue annual and additional listing fees in the amount of $44,125 and our inability to meet the minimum bid price requirements for continued listing. Effective November 6, 2001, our common stock was delisted by the Over the Counter Bulletin Board for failure to timely file reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934. Our common stock continues to be traded on the "pink sheets" under the symbol "RACE". We can provide no assurance that an active public trading market for our common stock will be re-established.

Our Business Could Suffer if We Lose Key Personnel or Cannot Attract Qualified Personnel

     Our success is dependent largely on the skills, experience and performance of key management, sales and technical personnel. We are especially dependent on our senior officers and VocalWare products sales executives. Michael McDonnell resigned his positions as President and Chief Executive Officer of the Company and as a member of our Board of Directors on July 11, 2001, and we do not yet know the extent to which his departure will adversely affect our business. James
G. Scogin, our chief financial officer since December 1999, has succeeded Mr. McDonnell as President and Mr. Scogin has no prior experience as the president or chief executive officer of a business. We have also substantially reduced our staff to six full time employees to reduce our monthly cash expenditures. We do not yet know the extent to which this reduction in staff will adversely affect our business. We are also dependent on key technical personnel to introduce new products and to remain in the forefront of technological advances. Due to the complexity of our product, the loss of key personnel affects us in the time it would take to replace the personnel and train them in our product, if we could replace them at all. None of our senior executives or other employees has employment contracts with us and may leave our employ at any time and engage in competitive ventures. We do not have any insurance on our employees. Our future success will also depend on our ability to attract highly skilled personnel. Competition for qualified personnel is intense in our industry and we may not be able to retain our key employees or attract and retain other qualified personnel.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

     The filing of securities class action litigation against companies often occurs following periods of volatility in the market price of a company's securities. We are currently and may in the future be a target of securities litigation. See " LEGAL DEVELOPMENTS" beginning on page 15. Securities litigation could have a material adverse effect on our business if it is filed against us because it could result in substantial costs and a diversion of management's attention and resources. It may also adversely affect our ability to raise capital, our sales efforts, and our ability to attract a strategic partner.

The Offer and Sale of Our 6% Convertible Debentures May Have Violated Federal Securities Laws.

     In a transaction like our sale of the 6% convertible debentures to Stonestreet and Alpha, the issuer of such securities generally may register the resale of common stock underlying the debentures prior to their issuance if the issuer has completed a valid exempt sale of the debentures to the investor prior to the initial filing date of the resale registration statement. Because we amended the convertible debentures and warrants purchase agreement with Stonestreet and Alpha after we initially filed the resale registration statement registering the 6% Convertible Debentures and Warrants, we might not be deemed to have completed the private placement to Stonestreet and Alpha prior to filing of the registration statement. Therefore, the transaction might not qualify for an exemption from the registration requirements of the Securities Act of 1933. If this transaction is deemed to have violated the Securities Act of 1933, Stonestreet and Alpha would have the right to recover the cash they paid for the 6% convertible debentures.

     Additionally, in connection with the sale of the 6% convertible debentures, we paid Hadrian Investments Limited a finder's fee equal to 8% of the gross proceeds raised for introducing us to Alpha and Stonestreet. Hadrian is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934. Although Hadrian has given us assurances that the finder's fee was an isolated incident and that it does not act, and has not acted, in a manner that would require registration as a broker dealer under the federal securities laws, we can give no assurances that the arrangement with Hadrian did not violate
Section 15 of the Securities Exchange Act of 1934. If the transaction is deemed to have violated the Securities Exchange Act of 1934, Stonestreet and Alpha would have the right to recover the cash they paid for the 6% convertible debentures.

     If either or both of these events occur, our business, results of operations and financial condition would be harmed. In particular, such an occurrence would have a material adverse effect on our liquidity position and our ability to meet short-term obligations and we might not be able to secure alternative financing on favorable terms or at all.

The Issuance of Stock Pursuant To The Equity Line of Credit With Grenville May Substantially Dilute the Interests of Other Security Holders Because the Number of Shares the Company Will Sell Depends upon the Trading Price of the Shares During Each Draw Down Period

     The shares issuable to Grenville pursuant to the equity line of credit will be issued at a 17.5% discount to the average daily price of our common stock. The number of shares that the Company will sell is directly related to the trading price of its common stock during each draw down period. As the price of the Company's common stock decreases, and if the Company decides to draw down on the equity line of credit, it will be required to issue more shares of our common stock for any given dollar amount invested by Grenville. Accordingly, the shares of common stock then outstanding will be diluted. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Financing Activities -- Equity Line of Credit" beginning on page 26.

Our Future Success Depends on the Success of Recently Introduced VocalWare Products

     Our success depends almost entirely on the success of our VocalWare product line. The VocalWare products have not yet been and may never be widely accepted in the market. We cannot assure the reader that we will establish a market for VocalWare products or establish our credibility in that market. The market may elect to embrace alternative products or service solutions to satisfy the need for communication between the corporate headquarters and workers who are away from their headquarters. The Be There! system which was the predecessor to VocalWare had very limited success and failed to generate significant revenue from the time it was released in 1997. The majority of our historical revenue has come from products other than Be There!/VocalWare, and we are no longer manufacturing or selling those other products. In March 2000, we sold our network multiplexer business segment to concentrate all our efforts on the VocalWare product line. Our inability to penetrate our target markets and increase VocalWare sales would materially and adversely affect our business and operations.

Our Dependence on Third Party Manufacturers and Third Party Component Suppliers Increases Potential Manufacturing Problems and Adversely Affects Our Customer Relationships and Operating Results

     In fiscal year 2001 we outsourced all of the manufacturing of our products. Because of this reliance on third party manufacturers we cannot always exercise direct control over manufacturing quality and costs. We use third party component suppliers to provide components for our manufacturing of our products. Because of this reliance on third party component suppliers, we can experience delays in the manufacturing of our products based on external demands the third party component suppliers may face in component allocations, component shortages and component suppliers financial viability. We may also have problems with production schedules of our products because of other demands placed on the third party manufacturers and component suppliers.

We May Not Be Able to Respond Effectively to Rapid Technological Change in Our Industry

     The rapid pace of technological change may prevent us from developing and marketing new products, enhancing our existing products, or responding effectively to emerging industry standards or new product introductions by others. Our future success will be largely dependent on our ability to enhance our existing products and to develop and introduce successful new products. Rapidly changing technology, emerging industry standards, product proliferation and short product life cycles characterize the market for our products. As the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products could adversely affect our operating results and customer relationships.

We May Not Be Able to Compete Effectively with Companies Having Greater
Resources

     The communications industry is intensely competitive. Several of our existing and potential competitors have far more extensive financial, engineering, product development, manufacturing, and marketing resources than we have. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote much greater resources to the development, promotion, and sale of their products and services than we can. Many of these competitors have far greater brand recognition, which places us at a competitive disadvantage for product acceptance with an established competitor. In addition, some competitors have a lower cost structure that gives them a competitive advantage on the basis of price due to their financial condition and purchasing power. There is a growing array of solutions for communication between the corporate headquarters and remote workers, presenting a variety of alternatives to our VocalWare products. We expect new competing alternatives to arise as new technologies develop. There can be no assurance that consumers will choose our solution.

We Depend upon Our Proprietary Technology and We May Not Be Able to Adequately Protect It

     Intellectual property laws of the United States and foreign countries may not be adequate to protect our proprietary rights. Because our success depends in part on our technological expertise and proprietary technologies, the loss of our proprietary rights could have a material adverse effect on our business. We rely on trade secret protection and, to a lesser extent, on patents and copyrights to protect our proprietary technologies. These steps may not be adequate to deter misappropriation or infringement of our proprietary technologies. Competitors may also independently develop technologies that are similar or superior to our technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. We have in the past and may in the future be involved in intellectual property litigation, which could adversely affect our intellectual property rights, could be costly, and could divert management's attention away from the business. We may be required to bring or defend against litigation to enforce our patents, to protect our trademarks, trade secrets, and other intellectual property rights, to defend against infringement claims, to resolve disputes under technology license arrangements, and to determine the scope and validity of our proprietary rights or those of others. Our limited resources may limit our ability to bring or defend against intellectual property litigation. Adverse determinations in litigation, including litigation we initiate, could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from manufacturing or selling our products.

Our Levels of Inventory Could Adversely Affect Our Liquidity and Viability or Increase the Risk of Inventory Write-Offs

     Our business and financial condition could be materially adversely affected if we do not effectively manage purchasing activities in the face of uncertain revenue levels. In the past we have substantially increased our inventory levels to meet anticipated shipment requirements. Increased levels of inventory without corresponding sales could adversely affect our cash flow and increase the risk of inventory write-offs pertaining to slow moving or obsolete product.

Failure of Our Products to Meet FCC and other Regulatory Standards Could Delay the Introduction of New Products or Require Us to Modify Existing Products

     The failure of our products to conform to the regulations established by the Federal Communications Commission or similar foreign regulatory bodies or to meet applicable testing requirements could adversely affect our business. The FCC and foreign regulators regulate aspects of our products. Our products must typically be tested before they are sold. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining regulatory approvals could delay the introduction of our products into the market and adversely affect operating results. In addition, changes in regulations or requirements applicable to our products could affect the demand for our products or result in the need to modify products, either of which could involve substantial costs or delays in sales and adversely affect our operating results.

Our Stock Price is Highly Volatile

     The market price of our common stock in the past has been highly volatile, and likely will continue to be highly volatile. This is caused in part by the relatively low aggregate market value of our publicly traded shares. Events or circumstances may cause a much greater percentage change in the market price of our shares than the market price of a company with a higher aggregate market value. There are many events or circumstances, including those highlighted in these risk factors, which could cause the market price of our stock to fluctuate. Many of those events or circumstances are outside our control. In addition, stock prices for many technology companies fluctuate widely for reasons unrelated to their business, financial condition or operating results.

The "Penny Stock" Rules May Restrict the Ability of Broker-Dealers to Sell the Company's Securities in the Secondary Market.


     The trading of our shares is subject to limitations set forth in Rule 15g-9 of the Securities Exchange Act. This rule imposes sales practice requirements on broker-dealers who sell so-called penny stocks to persons other than established customers, accredited investors or institutional investors. Accredited investors are generally defined to include individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouses during the previous two years and expected annual income of that amount during the current year. For sales of shares to other persons, broker-dealers must make special suitability determinations, and obtain the written consent of the purchaser to the sale prior to consummating the sale and are generally prohibited from making cold-calls or other unsolicited inquiries to purchasers without complying with these rules. These rules may adversely affect the ability of broker-dealers and others to sell our shares or to sell shares in the secondary market.

Risks Related to this Offering

The Issuance of Stock Pursuant to the conversion of the 6% Convertible Debentures and 10% Convertible Promissory Notes May Substantially Dilute the Interests of Other Security

Holders Because the Number of Shares the Company Will Issue upon Conversion Will Depend upon the Trading Price of Our Common Stock at the Time of Conversion if the Trading Price Is Less Than the Set Price of the Debenture.

     We are registering 46,613,203 shares of common stock issuable under our 6% convertible debentures and warrants issued to the selling shareholders. See "SELLING SHAREHOLDERS" beginning on page 48. The conversion price on the debentures and convertible promissory notes and the exercise prices of the warrants could be lower than the trading price of our common stock from time to time. The holders of our 6% convertible debentures may elect to convert the debentures into shares of our common stock at any time at a discount of the lesser of 110% of the market price of our common stock as of the date of issuance of the debentures and 50% of the average of the 5 lowest closing bid prices of our common stock during the 20 business days immediately preceding the date notice of conversion is given to us by the holder. The table set forth below outlines the number of shares of common stock that would be issuable upon conversion in full of the debentures at several hypothetical conversion prices. The table also sets forth the total number of shares the holders of the 6% convertible debentures would beneficially own, in the aggregate, at such hypothetical adjustment prices upon conversion of all of the 6% Convertible Debentures, and assuming exercise in full of the warrants, and the percentage that such shares would constitute of our resulting outstanding common stock, assuming the investors had not purchased or sold any of our securities.

              Shares Issuable                                  Total Shares as a
Hypothetical      Under         Shares Issuable  Total Shares     Percent of
 Conversion     Convertible         Under         Issuable to     Outstanding
  Price (1)    Debentures (1)      Warrants        Investors       Stock (2)
  ---------    --------------      --------        ---------       ---------

   $0.01       145,205,300         1,000,000        146,205,300     410.49%
   $0.05        29,041,060         1,000,000         30,041,060      84.93%
   $0.154(3)    20,191,483         1,000,000         21,191,483      59.91%

     (1) Assumes conversion in full of all $1,452,053 principal amount of convertible debentures at the hypothetical conversion price set forth above. Assumes interest is paid in cash and not in shares of common stock.

     (2) Based on 35,373,477 shares of common stock outstanding on April 30, 2002, plus the shares issuable to the investors under the debentures and the warrants shown above.

     (3) At floating conversion prices above $0.154 per share, the investors would convert at the fixed conversion price as to $500,000 principal amount of convertible debentures, $0.154 per share, as to $240,000 principal amount of convertible debentures, $0.0715 per share, as to $130,000 principal amount of convertible debentures, $0.0561 per share, as to $277,499 principal amount of convertible debentures, $0.0484 per share and as to $304,554, $0.055 per share.

The Sale of Material Amounts of the Company's Common Stock Could Reduce the Price of Its Common Stock and Encourage Short Sales.

     If the holders of the convertible debentures elect to convert the debentures into common stock and to sell the common stock, the Company's common stock price may decrease due to the additional shares in the market. This may encourage short sales, which could place further downward pressure on the price of the Company's common stock.


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as anticipates, expects, intends, plans, believes, seeks, estimates, and variations of these words and similar expressions are intended to identify the forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those expressed or forecasted in any forward-looking statements. These risks and uncertainties include those noted in "RISK FACTORS" beginning on page 4.

                                    DILUTION

     The issuance of further shares will dilute our common stock and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent the price per share you pay for the common stock is greater than the pro forma net tangible book value per share of our common stock at the time of sale. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. The net tangible book value of our common stock as of June 30, 2001 was $3,435,852 million, or approximately $.10 per share. Assuming that:

     o we issued on June 30, 2001 a total of 7,333,333 shares to First Capital Group of Texas II, L.P. and ICN Capital Ltd. upon conversion of the outstanding principal amount of the 10% convertible debentures at $0.075 per share (conversion price specified in an amendment to the 10% convertible debentures).

     o we issued on June 30, 2001 a total of 37,201,514 shares to Alpha Capital AG and Stonestreet L.P. upon conversion of the outstanding principal amount of the 6% convertible debentures at $0.035 per share, which is 50% of the market price for our common stock on April 30, 2002 and 3,202,373 shares of common stock already converted in retiring $150,000 of convertible debt plus interest.

     o we issued on June 30, 2001 a total of 1,166,667 shares to First Capital Group of Texas II, L.P. and ICN Capital Ltd. upon exercise of the warrant issued to them by us at $0.30 per share (the exercise price specified in the warrant issued to Alpha and Stonestreet); and

     o we issued on June 30, 2001 a total of 1,000,000 shares to Alpha Capital AG and Stonestreet L.P. upon exercise of the warrant issued to them by us at $0.14 per share (the exercise price specified in the warrant issued to Alpha and Stonestreet); and

     o we issued on June 30, 2001 a total of 304,762 shares to Protius Overseas Limited, Keyway Investments Ltd. and Lionhart Investments Ltd. upon exercise of the warrant issued to them by us at $0.9875 per share (the exercise price specified in the warrant issued to Protius, Keyway and Lionhart); and

     o we issued on June 30, 2001 a total of 471,822 shares to certain institutional investors upon exercise of the warrant issued to them by us at $5.45 per share pursuant to the June 2000 private placement (the exercise price specified in the warrant issued to the institutional investors); and

     o we issued on June 30, 2001 a total of 571,429 shares to certain institutional investors upon exercise of the warrant issued to them by us at $3.00 per share pursuant to the December 1999 private placement (the exercise price specified in the warrant issued to the institutional investors); and

     o we issued on June 30, 2001 a total of 693,888 shares to certain institutional investors upon exercise of the warrant issued to them by us at $4.02 per share pursuant to the June 1999 private placement (the exercise price specified in the warrant issued to the institutional investors); and


The net tangible book value of our common stock as of June 30, 2001, was $3,435,852, or approximately $0.10 per share, based on 34,358,521 shares outstanding on June 30, 2001. If, on June 30, 2001, we issued 45,541,042 shares to ICN Capital Ltd. and First Capital Group of Texas II under the 10% convertible debentures and Alpha Capital AG and Stonestreet L.P. under the 6% convertible debentures, which the company would not receive any proceeds and the warrants described above and received proceeds from the warrants of $1.87 per share then our pro forma net tangible book value as of June 30, 2001 would have been approximately $11,302,000, or $0.14 per share. This represents an immediate increase in the net tangible book value of $0.04 per share to existing stockholders on June 30, 2001.

     Furthermore, approximately 23,514,450 stock options and warrants will vest within the next five years, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plans, all of which may further dilute our net tangible book value.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus. However, we will receive the sale price of any common stock we issue upon the exercise of warrant or stock options held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales for general working capital purposes.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on the Common Stock. The Company presently intends to retain earnings, if any, for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Future earnings, capital requirements, the financial condition and prospects of the Company, and other relevant factors as determined by the Board of Directors, will influence the determination of any future cash dividend decisions. We cannot assure the reader that the Company will pay any dividends in the future.

                                LEGAL PROCEEDINGS

     On May 18, 2001, the Company, executive officers, Michael McDonnell, previously the President and Chief Executive Officer (resigned in July 2001), James Scogin, Acting President and Chief Financial Officer, and John Liviakis, one of our significant shareholders, were sued in the United States District Court for the Northern District of Illinois, Eastern Division, by Robert Plotkin, a Chicago-based attorney, and several of Mr. Plotkin's relatives and family trusts, who are all shareholders of the Company. The amount of the monetary damages being sought is $20,000,000. The complaint alleges that the plaintiffs were induced to purchase shares of our common stock based upon alleged misrepresentations and omissions of material fact. The proceeding has been moved to the United States District Court for the Eastern District of Texas, Sherman Division in October 11, 2001. Discovery has not commenced, but we believe the lawsuit is without merit and intend to vigorously defend the Company against these allegations. At this time, we do not know whether or not an outcome of the lawsuit unfavorable to us will have a materially adverse effect on our results of operations and financial condition.

                                 CAPITALIZATION

     The following table set forth our capitalization as of December 31, 2001. The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, our more detailed consolidated financial statements and notes to financial statement and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page 19.

                                                                 December 31, 2001

                                                         Actual      Pro Forma
                                                                        (i)
                                                               (dollars in thousands)
Cash and cash equivalents and short-term                     9            9
     investments

Convertible Debt (long-and-short-term)                   1,739         701

Stockholders equity

Common stock, no par value; 70,000,000 shares
authorized, 35,373,477 shares issued and
outstanding, actual; 35,373,477 shares authorized,
pro forma; 35,373,477 shares issued and
outstanding, pro forma                                  62,466       62,763

Additional paid in capital                              10,756       11,526

Unamortized financing costs                               (476)          --

Accumulated deficit                                    (74,563)     (75,030)

Total shareholders' equity (deficit)                    (1,788)        (750)

Total Capitalization                                       (40)         (40)

     (i) Pro forma amounts show the assumed conversion of approximately $1,038,000 of three year 6% convertible debt outstanding as of December 31, 2001 held by Alpha Capital AG and Stonestreet L.P. at the assumed conversion price of $0.035 per share representing 50% of the $0.07 market price as of April 30, 2002. The remaining $701,000 coonvertible debt outstanding as of December 31, 2001 is held by First Capital Group of Texas II and ICN Capital Ltd.

                           PRICE RANGE OF COMMON STOCK

     From our initial public offering on October 7, 1992 until July 11, 2001, our common stock was traded on the NASDAQ National Market under the symbol RACE since. Effective July 11, 2001, our common stock was delisted by The Nasdaq National Market. Effective November 6, 2001, our common stock was delisted by the Over the Counter Bulletin Board. Our common stock continues to be traded in the "pink sheets" under the symbol "RACE". See "RISK FACTORS -- Our Common Stock has been Delisted by The NASDAQ National Market and the Over the Counter Bulletin Board" beginning on page ___. For the two most recent fiscal years ended June 30, 2000 and June 30, 2001, the following table lists on a per share basis for the period indicated, the high and low reported sale prices for our common stock at such time. These price quotations reflect inter-dealer prices, without adjustment for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

                                                             High        Low
      July 1, 1998 to September 30, 1999                     $3.75      $2.25
      October 1, 1998 to December 31, 1999                    5.00        .875
      January 1, 1999 to March 31, 2000                       6.875      2.50
      April 1, 1999 to June 30, 2000                          8.50       2.813
      July 1, 1999 to September 30, 2000                      6.75       4.375
      October 1, 1999 to December 31, 2000                    5.625       .75
      January 1, 2000 to March 31, 2001                       1.75        .359
      April 1, 2001 to June 30, 2001                           .93        .07
      July 1, 2001 to September 30, 2001                       .12        .04
      October 1, 2001 to December 31, 2002                     .09        .03
      January 1,2002 to March 31, 2002                         .07        .03

     As of April 30, 2002, the last sale price of our common stock was $0.07 as reported on the "pink sheets". As of April 30, 2002, there were 231 shareholders of record, although we believe that the number of beneficial owners is significantly greater.

                             SELECTED FINANCIAL DATA

     The selected financial data presented below for, and as of the end of, each of the fiscal years in the five-year period ended June 30, 2001, are derived from the audited financial statements of DATA RACE, Inc. The selected financial data should be read in conjunction with the Company's financial statements and notes thereto appearing elsewhere in this report and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The selected data presented below for the six months ended December 31, 2001 and December 31, 2000, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments necessary to present fairly in all material respects the information in those statements.


                                                                                                    Six Months Ended
                                                        Fiscal Year Ended June 30,                     December 31,
                                      --------------------------------------------------------    --------------------
                                        2001        2000        1999        1998        1997        2001        2000
                                      --------    --------    --------    --------    --------    --------    --------
                                                      (In thousands, except per share data)            (Unaudited)
Operating Statement Data:
Revenue from continuing operations   $     63    $    316    $    836    $  1,951    $     --    $      5    $      6

Cost of revenue ...................      1,345         762       1,533       2,409          --          23         339
Gross profit from continuing
operations ........................     (1,282)       (446)       (697)       (458)         --         (18)       (333)
                                      --------    --------    --------    --------    --------    --------    --------

Total operating expense from
continuing operations .............     14,964       9,030       8,603       8,936          --       1,246       7,143
                                      --------    --------    --------    --------    --------    --------    --------

Operating loss ....................    (16,246)     (9,476)     (9,300)     (9,394)         --      (1,264)     (7,476)

Other (loss) income, net ..........        530         440         135         136         201        (771)        310
                                      --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
operations ........................    (16,776)     (9,036)     (9,165)     (9,258)        201      (2,035)     (7,166)
Income (loss) from discontinued
operations ........................         --         218         620         229      (6,493)         --          --
                                      ========    ========    ========    ========    ========    ========    ========
Net loss ..........................   $(16,776)   $ (8,818)   $ (8,545)   $ (9,029)   $ (6,292)   $ (2,035)   $ (7,166)
                                      ========    ========    ========    ========    ========    ========    ========

Loss per share:
Net loss ..........................   $(16,776)   $ (8,818)   $ (8,545)   $ (9,029)   $ (6,292)   $ (2,035)   $ (7,166)
Effect of beneficial conversion
features of convertible preferred
stock .............................         --        (235)     (3,889)       (457)     (2,063)         --          --
                                      --------    --------    --------    --------    --------    --------    --------
Net loss applicable to common stock   $(16,776)   $ (9,053)   $(12,434)   $ (9,486)   $ (8,355)   $ (2,035)   $ (7,166)
                                      ========    ========    ========    ========    ========    ========    ========
Net loss per common share - basic
and diluted .......................   $  (0.60)   $  (0.41)   $  (0.77)   $  (1.60)   $  (1.71)   $  (0.06)   $  (0.27)
                                      ========    ========    ========    ========    ========    ========    ========

Weighted average shares
outstanding .......................     27,812      21,940      16,119       5,937       4,873      35,317      26,445
                                      ========    ========    ========    ========    ========    ========    ========

Balance Sheet Data:
Working capital (deficit) .........   $ (1,274)   $ 10,290    $  7,506    $  1,056    $  4,888    $ (2,256)   $  3,643
Total assets ......................      3,647      13,192       9,520       4,009       9,470       2,873       7,615
Shareholders' equity ..............       (562)     11,728       8,716       2,557       6,863      (1,788)      5,611

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Results of Operations

     From its inception in 1983, the Company has designed, manufactured, and marketed advanced technology communication products. The Company's strategy is to provide innovative, first-to-market, high-value-added solutions to meet the needs of knowledge workers who are remote from their headquarters office.

     During fiscal year 2001, the Company completed the development of the VocalWare IP integrated server by integrating the dial up remote access solution of the formerly marketed Be There! product line with the broadband remote access solution of the VocalWare product line. This solution allows users to access their office voice, e-mail, data and fax resources over any access medium with all of the leading manufacturers of voice and data products. The Company entered into beta program agreements with a major global carrier, a major cable provider, a major airline and an agency of the federal government for the VocalWare IP integrated server. From the beta agreements the Company shipped 35 VocalWare servers and 840 VocalWare user licenses for approximately $701,000 and entered into an exclusive licensing rights agreement for approximately $365,000 with LYNUX.

     In January 2001, these servers were returned based on non-payment from LYNUX and the Company notified LYNUX that the exclusive licensing rights agreement had been terminated. The Company in the quarter ended December 31, 2000 reversed the accounts receivable and deferred revenue for approximately $365,000. During the second quarter of fiscal 2001, the Company shipped $625,000 of servers and user licenses to a reseller. This transaction was not recorded as revenue as the transaction did not meet the Company's criteria for revenue recognition. The reseller was given extended terms over normal reseller agreements. In July 2001, the reseller returned the servers and user licenses back to the Company based on the uncertainty of the Company continuing as a going concern.

     The Company was disappointed in its revenue for the fiscal year. This was based on the following factors. (i) A longer sales cycle than originally planned. The Company originally planned for a sales cycle of 30 days where the potential customer would place an order after a 30-day trial period. In reality the sales cycle can be as long as one year. (ii) A decline in the general economic conditions in the telecommunications industry and decreases in spending for information technology. (iii) The Company's inability to show its viability as a going concern. Potential customers have concerns about the Company's ability as a going concern. The VocalWare IP product line is considered a strategic asset of the customer and questions concerning the viability of the Company can delay or terminate potential orders.

     The Company's goal of returning to profitability and developing a more dependable revenue base depends on the success of the VocalWare IP product line. Although the Company has not recorded significant revenue from sales of the VocalWare IP product line, the Company has expended substantial resources on its development and market introduction.

Three months and six months ended December 31, 2001 Compared to the Three and six months ended December 31, 2000 for Continuing Operations

     Revenue for the three months ending December 31, 2001 where unchanged in the amount of $0 compared to the same period of the prior fiscal year. Revenue for the six months ending December 31, 2001 decreased 22% to $4,700 from $6,000 for the same period of the prior fiscal year.

     Gross losses decreased by 97.7% and 94.6% to $3,900 and $18,000 for the three and six months ending December 31, 2001 from losses of $166,000 and $333,000 for the comparable periods of the prior fiscal year. These decreases in gross losses are attributed to the Company's reduction of manufacturing overhead through the closing of its San Antonio facility in August of 2000. In July 2001, the Company reduced its production support staff from 7 employees to 1 employee and relies upon contract manufacturing resources when necessary.

     Engineering and product development expenses decreased by 90% and 87% to $136,000 and $325,000 for the three and six months ending December 31, 2001 respectively from $1,360,000 and $2,486,000 compared to the same periods for the prior fiscal year. These decreases were primarily due to the reduction in staff on July 10, 2001. The company currently has two employees sustaining development effort.

     Sales and marketing expenses decreased by 96% and 95% to $53,000 and $125,000 for the three and six months ending December 31, 2001 from $1,420,000 and $2,581,000 for the comparable periods of the prior fiscal year. These decreases were primarily due to the company reducing its sales staff down to one person and using contract-marketing consultants while concentrating specifically on focused sales opportunities.

     General and administrative expenses decreased 67.8% and 61.7% to $346,000 and $796,000 for the three and six months ending December 31, 2001 from $1,073,000 and $2,076,000 respectively, compared to the same periods for the prior fiscal year. The reductions in expense are directly attributable to reduced staffing and facilities savings through the closing of the San Antonio facility in August 2001. The Company has three employees performing administrative functions.

     Income tax benefits related to the losses for the six months ended December 31, 2001 were not recognized because the realization of such benefits is not assured. As of December 31, 2001, the Company had Federal tax net operating loss carry-forwards of approximately $71,200,000 that expire beginning in 2008. The Company also has research and experimentation credit carry-forwards for federal income tax purposes of approximately $678,000, which began expiring in 2000, and alternative minimum tax credit carry-forwards of approximately $84,000. The Internal Revenue Code section 382 limits NOL and tax credit carry-forwards when an ownership change of more than fifty percent of the value of stock in a loss corporation occurs within a three-year period. In fiscal 1999, 1998 and 1997 the Company issued preferred stock that has since been converted into common stock. Accordingly, the ability to utilize remaining NOL and tax credit carry-forwards may be significantly restricted.

Fiscal 2001 Compared to Fiscal 2000 for Continuing Operations

     Total revenue from continuing operations in fiscal 2001 decreased 80.2% to approximately to $63,000 from approximately $316,000 in fiscal 2000. This decrease is attributable to the following conditions: 1) the financial condition of the Company as a viable ongoing business, 2) the longer than expected sales cycle of placing the product with a potential customer and receiving an order, and 3) the changes in general economic conditions and specific market conditions in the communications industries and the overall decrease in information technology spending.

     Total gross losses from continuing operations in fiscal 2001 increased 187.7% to approximately $1,282,000 from approximately $446,000 in fiscal 2001. This increase was primarily the result of a 27% increase in material and overhead production cost coupled with the Company recording a provision for potential inventory obsolescence in the amount of approximately $422,000. The additional material costs where necessary to insure product supply from its key component supplier and material purchased by the Company's contract manufacturing integrator. Materials held on behalf of the Company at the manufacturing integrator's facility are recorded as inventory as well as any associated accounts payable for unpaid balances. See note 5 "Inventory" in the accompanying notes to the financial statements.

     Engineering and product development expenses have increased by 51.7% to approximately $5.0 million in fiscal 2001 from approximately $3.3 million in fiscal 2000. This increase was primarily due to outside contract engineering expenditures and workforce increases for continued development and enhancements of the VocalWare IP products.

     Sales and marketing expenses increased 81.7% during fiscal 2001 to approximately $4.8 million from approximately $2.6 million in fiscal 2000. This increase was primarily due to increased headcount in the sales and marketing staff and the associated travel which were both necessary to properly market, coordinate, distribute, train and service VocalWare IP products.

     General and administrative expenses increased 67.1% during fiscal 2001 to approximately $5.2 million from approximately $3.1 million in fiscal 2000. This increase reflected increased staffing that management believed was necessary to support recent organizational growth as well as impairment adjustments for assets no longer deemed viable by the Company.

     Income tax benefits related to losses for fiscal year 2001 are not recognized because the utilization of such benefits cannot be assured. Accordingly, a 100% valuation allowance has been recorded against the Company's deferred income tax asset. As of June 30, 2001, the Company had federal and state tax net operating loss carryforwards of approximately $70,980,000 that expire beginning in 2008. The Internal Revenue code section 382 limits NOL carryforwards when an ownership change of more than 50% of the value of stock in a loss corporation occurs within a three-year period. Accordingly, due to such ownership change, the ability to utilize remaining NOL carryforwards may be significantly restricted.

Fiscal 2000 Compared to Fiscal 1999 for Continuing Operations

     In March 2000, the Company sold its network multiplexer line to HT Communications. Also during the second quarter of fiscal 1999, the Company did not bid on additional custom modem business. Therefore, the following discussion is limited to the Company's continuing operations of its VocalWare IP business segment. Discontinued operations are separately discussed below.

     Total revenue from continuing operations in fiscal 2000 decreased 62.2% to $316,000 from $836,000 in fiscal 1999. The decrease is primarily due to decreased shipments to Sabratek Inc, as a result of that customer's bankruptcy filing and declines in custom modem revenue from fiscal 1999. Also impacting revenue is the Company's decision to discontinue the first generation Be There! remote access system in favor of the Company's new generation of VocalWare IP products which were scheduled to be released throughout fiscal 2001.

     Gross losses from continuing operations for fiscal 2000 decreased to approximately $446,000 from approximately $697,000 for fiscal 1999. The decrease in gross losses from continuing operations is directly related to decreased shipments to Sabratek Inc. and manufacturing variances caused by the decreased volumes. Due to financial difficulties and eventual bankruptcy, Sabratek, Inc. unexpectedly cancelled its purchase agreement with the Company in the second quarter of fiscal year 2000. The Company was not able to adjust its production overhead until after the third quarter of the fiscal year 2000 and therefore incurred manufacturing variances associated with decreased volumes.

     Engineering and product development expenses had increased by 38.1% to $3.3 million in fiscal 2000 from $2.4 million in fiscal 1999. This increase was primarily due to workforce increases and outside project development contracts associated with development expenditures necessary for the Company's new VocalWare IP product line.

     Sales and marketing expenses increased 35.8% during fiscal 2000 to $2.6 million from $1.9 million in fiscal 1999. This increase was primarily due to the Company ramping up its sales and marketing forces in anticipation of delivering its new VocalWare IP product line to the market in early fiscal 2001.

     General and administrative expenses decreased 27.3% during fiscal 2000 to $3.1 million from $4.3 million in fiscal 1999. This decrease was attributable to decreases in non-cash expenses associated with a consulting agreement and non-cash legal expenses associated with a patent infringement lawsuit. The decrease is offset in part by severance and retirement packages for two officers totaling approximately $480,000.

     Income tax benefits related to losses for fiscal year 2000 are not recognized because the utilization of such benefits cannot be assured. Accordingly, a 100% valuation allowance was recorded against the Company's deferred income tax asset. As of June 30, 2000, the Company had federal and state tax net operating loss carryforwards of approximately $53,664,000, which expire beginning in 2009. The Internal Revenue code section 382 limits NOL carryforwards when an ownership change of more than 50% of the value of stock in a loss corporation occurs within a three-year period. Accordingly, due to such ownership changes, the ability to utilize remaining NOL carryforwards may be significantly restricted.

Discontinued Operations and HT Communications Receivable

     The majority of the Company's revenue in fiscal 1999 and in prior years resulted from operations that the Company has now exited. Revenues from discontinued operations decreased 64.0% in fiscal 2000 to $720,000 from $1,999,000 in fiscal 1999 as a result of the Company's decision to exit that market. The Company sold its network multiplexer business to HT Communications in March 2000 for $350,000. The Company to date has received approximately $6,000 in principal payments and $4,500 in royalty payments. The Company is in the process of filing suit against HT Communications demanding payment on the past due balances. Due to defaults upon the agreement between the Company and HT communications, the Company removed the unrecognized portion of the deferred gain in the amount of $331,601 from its books along with the associated note receivable

Liquidity and Capital Resources

     Operating losses have had and continue to have a substantial negative effect on the Company's cash balance. At December 31, 2001, the Company had approximately $9,000 in cash and cash equivalents.

     At the beginning of fiscal 2001, the Company recorded a note receivable of $350,000 due from HT Communications resulting from the sale by the Company of a discontinued segment in March 2000. Subsequent to the end of fiscal year 2001 this note became uncollectable due to HT Communications filing bankruptcy. As such, the Company wrote off the receivable in September 2001.


     During fiscal year 2001, the Company increased its inventory in response to business opportunities forecasted and the lead-time required to receive the material components. The Company's inventory at retail is valued at $4,000,000 to $7,000,000 depending on the size and type of server configuration.

     The build up in inventory was the result of the Company having to procure unique key components essential for the deployment of the Vocal Ware server. Approximately 400 units of a unique component board where procured during the fiscal year along with nearly 210 chassis units that make up the Vocal Ware server. The Company anticipates that the number of units on hand at the end of the fiscal year will be sufficient for the immediate future to meet any need that current potential customers would required during fiscal 2002. The general slow down in the economy and the longer than anticipated sales cycle however make it difficult for the Company to estimate additional requirements. The inventory value at year ending June 30,2001 is net of inventory reserves of approximately $1.0M.

     During the first half of fiscal year 2001, in anticipation of projected sales, the Company increased its staff by over 50% by adding 31 people to field key positions to assure its growth. To support its business model and the additional staff, the Company invested approximately $1,000,000 in equipment purchases in fiscal 2001. Approximately $434,000 of those purchases pertained to a new e-business platform in which the Company was unifying its sales, customer service, MRP and accounting systems. Implementation of the system had to be abandoned during May of 2001 due to the Company's financial difficulties and the loss of key personnel responsible for implementation of the system. The Company recorded as asset impairment, approximately $403,000 relating to the e-business platform. In addition the Company recorded approximately $778,000 as asset impairment on non-amortized leasehold improvements pertaining to the early termination of the San Antonio facilities in August 2001. The Company anticipated this action as it was consolidating its facilities prior to the close of the fiscal year ending June 30, 2001. The Company believes its facilities are more than adequate to meet the current and future needs during fiscal 2002 without modification or further expense. Further, the Company feels that capital expenditures in fiscal 2001 for capital equipment are adequate to support foreseeable needs throughout fiscal 2002.

     Accounts payable during fiscal 2001 increased by 85% compared to the increase reflected in the cash flow statement for fiscal 2000. This increase is directly attributable to inventory purchases as discussed above.

     An increase in notes payable of approximately $1,072,000 during fiscal 2001 reflect the Company's reliance upon outside financing to continue its operations until such time revenues are sufficient to sustain the Company's future operations.

     The Company does not believe that current cash will be sufficient to meet the Company's current and ongoing operating expenses and capital requirements and it is continuing to explore financing alternatives.

Going Concern Uncertainty

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As shown in Selected Financial Data on page 18, the Company incurred a loss of approximately $925,000 and $2,035,000 for the three and six months ended December 31, 2001 respectively and has incurred losses for each of the preceding three years. At December 31, 2001 current liabilities exceed current assets by approximately $2,300,000, and total liabilities exceed total assets by approximately $1,800,000 and the accumulated deficit aggregated approximately $74,600,000. As shown in the financial statements, the Company incurred a substantial loss of $16,775,750 for the year ended June 30, 2001. At June 30, 2001, current liabilities exceed current assets by $1,274,179, total liabilities exceed total assets by $561,814 and the accumulated deficit aggregated $72,527,944. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. See "RISK FACTORS -- We Will Need Additional Capital to Sustain Operations" and "Financing Activities -- Equity Line of Credit" below.

     In addition, effective July 11, 2001, the Company's common stock was delisted by The Nasdaq National Market due to a failure to pay overdue annual and additional listing fees in the amount of $44,125 and the inability to meet the minimum bid price requirements for continued listing. Effective November 6, 2001, our common stock was dropped from the OTCBB for failure to timely file reports required to be filed by Section 13 or 15(d) of the Securities

Exchange Act of 1934. Our common stock continues to be traded in the "pink sheets" under the symbol "RACE".

     Operating losses have had and continue to have a substantial negative effect on the Company's cash balance. The Company's goal of returning to profitability and developing a more dependable revenue base relies on the success of the VocalWare IP product line. To successfully penetrate the target markets, the Company expects that significant additional resources will need to be expended in order to expand its sales and marketing infrastructure and operation systems, and to finance inventory and receivables.

     The Company has historically funded operations with the proceeds from the sale of equity securities and has not generated positive cash flows from operations for the past three years. The Company will need to raise more money to continue to finance its operations and may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place the Company in significant financial jeopardy.

     During July 2001 (subsequent to the balance sheet date) the Company decreased its overhead through payroll reductions and related benefit costs (reducing its workforce from 77 employees to 6 employees). Management is also currently consolidating operations into one location thereby effecting savings on rent and associated facility costs. The Company believes that these cost reductions and the raising of additional financing will allow them to continue in existence.

Financing Activities

     March 2001 Financing. In March 2001, the Company received net proceeds of approximately $2,000,000 for the issuance of common stock and warrants in a private placement with institutional investors. (See Note 10 to the Notes to the Financial Statements)

     May 2001 Financing. In May 2001, the Company issued 10% secured convertible promissory notes and common stock purchase warrants for $700,000. (See Note 10 to the Notes to the Financial Statements)

     6% Convertible Debentures. On June 12, 2001, the Company signed an agreement to place up to $1 million in 6% convertible debentures and warrants to two institutional investors in a Section 4(2) private placement. The parties amended the agreement on July 17, 2001, October 2, 2001 and December 19, 2001. On October 18, 2001 the parties amended the agreement to increase the amount of convertible debentures purchased by the investors by $147,499 and the Company granted to the investors a security interest in all of the assets of the Company covering all prior and future indebtedness of the Company to the investors. On December 19, 2001 the parties amended the agreement to provide for the issuance of additional 6% convertible debentures under the agreement pursuant to which $304,554 principal amount of 6% convertible debentures have been issued. The shares issued as common stock and underlying the warrants issued as of the filing date of this registration statement pursuant to the May 2001 financing, as amended, are being registered under this registration statement. See "SELLING SHAREHOLDERS - 6% Convertible Debentures" beginning on page __. If we issue additional

6% convertible debentures after the filing date of this registration statement, the shares underlying such debentures will not be included for registration in this registration statement.

     Equity Line of Credit. In July 2001, the Company signed what is sometimes termed an equity line of credit or an equity draw down facility with Grenville Finance Ltd. In general, Grenville has committed up to $30 million to purchase our common stock over a 36 month period beginning after and during the period a resale registration statement registering the shares purchased pursuant to the equity line of credit is effective. During the periods the resale registration statement is effective, the Company may request a draw of up to $1 million of that money, subject to a formula based on average stock prices and average trading volumes, setting the maximum amount of any request for any given draw. The amount of money that Grenville will provide and the number of shares to be issued to Grenville in return for that money is settled twice during a 22-day trading period following the draw down request based on the formula in the stock purchase agreement. Grenville receives a 17.5% discount to the market price of Company common stock during the 22-day period and the Company receives the settled amount of the draw down. In addition, the Company issued a warrant to Grenville to purchase up to 16,366,612 shares of Company common stock at an exercise price of $0.07027 and paid Grenville $20,000 for its legal fees and expenses incurred in connection with the equity line of credit. . The Company recorded unamortized financing cost of $553,066 and additional paid in capital related to the issuance of these warrants. The financing cost are being amortized over a three year period beginning July, 31, 2001 on a straight line basis resulting in the Company amortizing $76,815 for the six months ending December 31, 2001. The issuances of the securities to the accredited investors are made pursuant to Section 4(2) of the Securities Act. The Company will use the proceeds from the equity line for general corporate purposes. On November 6, 2001, the Company was dropped from the OTCBB. The Company notified Grenville Finance of this occurrence and received from Grenville Finance a permanent waiver of Article 6 section 6.2 (a) (ii) of the Common Stock Purchase Agreement on termination of the agreement based on the de-listing from a principal market.

Disclosures About Market Risk

     The following discusses the Company's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties.

     At December 31, 2001, the Company had approximately $1,700,000 of interest bearing indebtedness. The interest rates are fixed and therefore, we do not have any significant interest rate risk.

     At December 31, 2001, the Company did not own any equity investments. Therefore, the Company did not have any direct equity price risk.

     Substantially all Company revenues are realized in U.S. dollars and no significant asset or cash account balances are maintained in currencies other than the United States dollar. Therefore, the Company does not have significant direct currency exchange rate risk.

                                    BUSINESS

     Currently doing business as IP AXESS, we design, and market a line of innovative communications products to meet the needs of remote workers. The Company's lead product, the VocalWare(TM) IP remote access system, provides virtual presence to the corporate environment by allowing a remote worker to connect to the corporate office over a normal dial-up telephone line or a number of broadband access mediums such as DSL, cable modems, ISDN, ATM and frame relay, and simultaneously have full access to the corporate data network, the office phone extension, and the office fax system.

     Historically, the Company's revenue has come from custom modem and network multiplexer products. The Company's modem business comprised the design and manufacture of special custom modems on an OEM basis for the manufacturers of notebook computers. Today's notebook computers generally do not use such custom modems. The market for the Company's network multiplexer products has been in a state of steady decline. These units, deemed counterproductive to the future of the Company, have been either sold or discontinued. To develop a more reliable revenue base and a return to profitability, the Company is depending on the success of the VocalWare IP product line.

     The Company's VocalWare IP product line is intended to capitalize on the communications requirements of the rapidly growing number of "teleworkers" who need convenient simultaneous access to all of their corporate information assets
- voice, data and fax - when working from home or on the road. With VocalWare IP, a user can be logged in from home, a hotel room, or an airport lounge, reading e-mail and browsing the web. If a call comes into his normal office phone extension, an image of his office phone pops up on the screen and rings, showing Caller ID information. He can answer the phone, conference in colleagues, and transfer the call, all while continuing his data work. At the same time, he can read faxes sent to his office or can send faxes. The Company refers to this set of capabilities as Telepresence(TM). If working at home, normal home phone calls can also ring through while the data session continues, without requiring a second phone line.

     The Company completed its second-generation development efforts in fiscal 2001, completing the evolution of its Be There! dial-up remote access solution into a integrated dial-up and broadband access server. This second generation solution allows users to access their office voice, e-mail, data and fax resources over any access medium dial-up or broadband and works with all of the leading manufacturers of voice and data products.

     The Company seeks to capture a leadership position in the market for remote access solutions by capitalizing on its unique advanced technology, its patents, other intellectual property and on developing relationships with leading network and solution companies, which have influence with enterprise customers.

Industry Overview

     The Company operates within the remote access segment of the digital communication products industry. We believe VocalWare IP represents a new product category in this industry bridging the gap between traditional voice and data solutions. This industry has been characterized by high rates of growth and change due to the emergence of the Internet and e-commerce. As the basis for value within the global economy shifts from goods to information, global instantaneous access to all forms of information, whether by phone, fax, or data link, is transitioning from a luxury to a necessity for businesses. This need to give dispersed-knowledge workers and consumers instantaneous access to all forms of information has created a multi-billion dollar remote access market.

The Enterprise Market

     As the workforce shifts from production worker to knowledge worker, the need for companies to physically cluster their workers is diminishing in many industries. Allowing employees to work at home or another location remote from the corporate office offers substantial advantages to the employer, to the employee, and to society as a whole. To the employer, remote work can yield improved productivity, reduced turnover, reduced facility cost, the ability to hire from a broader national labor pool, and an economical way of complying with the mandates of legislative initiatives such as the Clean Air Act, the Americans with Disabilities Act, and the Family and Medical Leave Act. To the employee, remote work offers improved quality of life by reducing commuting time and frustration, providing more family time, and the flexibility to live further from the workplace. To society, remote work can offer reduced traffic congestion and pollution.

     Traditionally, companies have provided remote access services to their employees by purchasing and deploying data-only remote access hardware and software within the company. Recently, an increasing number of companies have begun to outsource their remote access capabilities to outside service companies.

Mobile Professional

     The Company's VocalWare IP product line seeks to address the needs of so-called "mobile professionals," traveling workers who require efficient, readily available, phone, data, and fax connectivity to their offices. When working from a hotel room or airport lounge, a mobile professional often needs to retrieve and reply to e-mail, voice mail, and fax traffic, all within a very limited time. At other times, the mobile professional may need to work collaboratively with a colleague on a document while discussing it on the phone.

     The Company believes that the needs of the mobile professional are uniquely met by the VocalWare IP system. We Believe VocalWare IP's will increase a mobile professional's productivity by providing simultaneous phone, fax, and data connectivity to the office. When working from a hotel room or airport lounge, a mobile professional can use the VocalWare IP system to retrieve and reply to e-mail and fax traffic while simultaneously making phone calls and taking calls placed to his or her personal office phone. In addition to productivity improvements, VocalWare IP can yield hard-dollar savings for companies as a result of reduced cellular phone costs, hotel telephone surcharges and calling card rate long-distance charges.

Telecommuters

     Over the past several years, an increasing number of companies have adopted telecommuting programs, either on a trial basis or as permanent programs, due to a variety of economic, social, and legislative pressures. Studies in the last few years have shown that there are substantial economic benefits to corporations with telecommuting programs. More importantly, numerous studies of telecommuting programs conducted in recent years have documented productivity improvements among telecommuters, typically in the range of 10% to 30%. Contributing to this improvement is the reduction in non-business discussions with colleagues and the longer hours worked after dinner or at other periods outside the traditional working day by someone whose office is in the home. Because a commute is not required, companies are able to tap into labor resources for short peak-hour periods during the day in ways that were impractical before telecommuting. We believe the economic benefits currently outweigh the incremental costs by such a large margin that for the foreseeable future, technology, not price, will remain one of the major selection criteria for telecommuting products.

     There are also a variety of legislative forces behind the increases in telecommuting. The Clean Air Act of 1990 encourages cities in non-attainment zones to implement plans to reduce automobile emissions. Telecommuting is a convenient and economical method of reducing such emissions. The Family and Medical Leave Act and the Americans with Disabilities Act both require companies to offer accommodations to workers who may not be able to work daily in the corporate office, but who may be able to work from home for all or part of a day.

     In addition to the legislative and economic forces, there are significant social forces driving the increase in telecommuting. Eliminating the daily commute has clear benefits for the environment and for traffic. Telecommuting also improves workers' lifestyles as the time lost to commuting is recovered for more leisurely activities. In addition, the ability to spend the day at home with the family is attractive to many workers. For these and other reasons, studies report that telecommuting improves employee morale and reduces employee turnover.

     With VocalWare IP, a telecommuter can use the office PBX or Centrex and its many features to send or receive network faxes and check e-mail all at one time using one conventional phone line. Incoming calls to the business phone ring immediately in the home so that telecommuting is completely transparent. Four-digit extension calls transfer automatically, so even co-workers cannot tell who is working from home. We believe VocalWare IP increases the productivity of telecommuters by allowing them to accomplish multiple tasks simultaneously.

Remote Call Center Workers

     Call center workers are generally groups of workers that deal with customers over the telephone. Airline reservation centers are such an example in which workers are connected by phone to the customers and by a network to a computer database containing flight and space availability information. In certain applications, workers must also send and receive faxes. Incoming phone calls are typically routed through specialized computer systems to the next available worker. Computers allow the monitoring of individual and overall performance.

     Hiring and employee scheduling are two of the most challenging and costly aspects of call center management. Many call centers operate on a 24 hour-a-day, 7 day-a-week basis, with peak call hours varying by industry, and by whether the call center is inbound, outbound or both. It is often more economical to staff the call center, at least partially, with part-time employees working from home. Such remote call center workers, often parents of young children who cannot afford to be away from home, can nevertheless work productively for a limited number of hours while their children are napping, at school, or otherwise occupied. Such part-time employees typically receive reduced benefits, making them less costly to their employers.

     Without VocalWare IP, connecting remote workers to call centers is problematic. Such workers need a telephone connection to the customer and a simultaneous data connection to the database, and often the ability to send and receive faxes. To enable a remote call center worker to operate in this mode would generally require the installation of multiple additional telephone or ISDN lines to the worker's home. In addition to the expense of these connections, it may take several months to get the service installed, connected, and operating properly. With the high turnover rates common among call center employees, it may not be feasible to have these services installed during the employee's tenure, and is typically economically impractical.

     With the VocalWare IP system, the remote call center agent can use the office PBX and ACD systems with all of their functionality while they simultaneously access the corporate LAN for account information, as well as process screen pops. That means remote agents can send a network fax, access the Internet, and talk to a customer and review account information all at the same time. Incoming calls ring immediately at the remote site. Furthermore, a unique feature of the VocalWare IP system allows any calls placed to the worker's home phone to be re-routed through the call center and back to the worker. In this way, an emergency call from the school nurse, for example, will not be blocked because the worker's phone line is tied up with the connection to the call center.

Remote Offices

     The benefits that VocalWare IP brings to the branch office are the ability to improve office space allocation. The flexibility of the VocalWare IP server and combination of voice and data over any IP connection enables the facilities manager to make every LAN outlet a portal to the enterprise's entire communication network. VocalWare IP reduces the need for customer premise equipment, such as physical devices, which many PBX extender products require.

     Another important feature for the branch offices is total flexibility no matter where the user moves in the enterprise. Whether the user is at the headquarters location or at a branch location, the LAN and voice communications are the same. With common dialing users retain all of their phone features. This means that employees who move between headquarters and branch locations are able to keep their same phone number and even more importantly, they do not have to learn new phone features and dial-in protocols.

     The use of hoteling or telecenters for office space allocation allows enterprises with a highly mobile workforce to dynamically assign office space based upon the need at that current time. Some of the key applications that fit a hoteling model are consulting firms, auditors, and in general any employer that has numerous employees that travel a good portion of the time.

Strategy

     The Company strategy is to provide innovative, first-to-market, high-value-added solutions. In devising product solutions, The Company typically attempts to obtain input from prospective customers throughout the development process. The Company applies substantial engineering and technical capabilities to incorporate current remote access technologies, as well as the Company's own technological innovations and advances to the design of products intended to meet the market needs of the customer.

     The Company believes that it has developed unique remote access technology for the integration of voice and data using Internet Protocols, and it has incorporated this technology into its VocalWare IP product line. The Company has focused its VocalWare IP sales efforts on the enterprise market segment. Its strategy has been to maintain a direct sales force while simultaneously developing distribution partners. The direct sales force is intended to sell directly to large potential customers and to support the initial sales efforts of the partners.

     The Company's sales process relies on a four-step selling cycle. First, the salesperson calls upon a sales prospect to present and demonstrate the VocalWare IP product. In the second step, upon receipt of a conditional purchase order from the customer, The Company installs a trial system in the corporate offices of a prospect for technical evaluation. At the end of the specified trial period (usually 30 to 60 days), the Company will invoice the customer for the VocalWare product. In the fourth step, the Company anticipates that the number of users would then expand.

     The Company believes that its strategy to generate significant sales to the enterprise market is dependent upon success in two important areas. First, the Company's sales resources are focused upon moving its early customers to rolling out the VocalWare IP products to a large number of their employees. The Company believes that such large-scale operational reference customers are critical to overcoming the Company's lack of name recognition and credibility in convincing new prospects to buy VocalWare IP. Second, the Company is attempting to establish one or more strategic relationships with other companies who have established name recognition and sales/distribution capabilities. The Company believes that such partnerships can greatly increase the visibility of its product with prospective customers and provide these partners with a unique solution to offer their customers. The Company is participating in a telecommuting "Proof of Concept" with a US government agency where the Company has installed a VocalWare server in November 2001 for testing purposes. A "Proof of Concept" is not a contract. Neither we nor the US government agency involved is committed to purchase the product during or after the term of the "Proof of Concept".

Products

     VocalWare IP Remote Access System. VocalWare IP is a remote access system which allows a worker who is away from his office to connect in over a conventional phone line, or broadband connection such as DSL, ISDN or cable modem service, and have simultaneous access to his office telephone, fax, data network and Internet connections. The user can be connected from home or from a hotel room, anywhere in the world that Internet access is available. While reading and writing e-mail, synchronizing notes and calendars and surfing the Internet, a colleague or an outside caller calls the user's office. An image of the user's office phone pops up on his screen, rings and presents the caller's ID without interrupting the data connections. He answers the phone and carries on a normal business conversation while continuing to read e-mail and do other data work. He can also send a fax to the person he is talking to (or to anyone else) and receive faxes sent to his office while continuing to talk and use the full data capabilities. He can conference in colleagues in his office or transfer the call to colleagues by simply using the same button sequence on his phone that he would use if he were in the corporate office.

     Existing Approaches. The needs of teleworkers are currently being met by a variety of partial solutions, including computer modems and remote access servers to provide data connectivity; telephones (including cellular phones), PBX extenders, DSL, and a variety of software products and communications services providing some degree of phone access; and fax servers, fax modems, and software, as well as remote physical fax machines to support remote fax access. Although technology is advancing rapidly, the partial solutions currently available typically require multiple phone lines or ISDN lines, which are often unavailable and are generally expensive where they are available. These solutions also generally require that the user act as systems integrator to cause all of these disparate systems and services to function in unison. Such partial solutions fail to accomplish the fundamental objective of a remote access system, namely to allow teleworkers to perform their jobs at remote locations just as effectively as they would in their offices.

     The VocalWare IP Solution. To address the teleworker market needs, the Company has developed the VocalWare IP system. With the VocalWare IP remote access system, e-mail, file server, intranet, Internet, fax and other data connections are supported, as they would be in the office. An image of the worker's office telephone appears on the worker's computer screen and has the same functions it would have in the office. The teleworker can dial colleagues or place local or long-distance calls through the company's WATS lines as if present in the office. Colleagues who dial a teleworker's extension, or outsiders who call in on the teleworker's corporate office direct line, will automatically and immediately be connected to the teleworker in the remote location, all without disturbing the data connections on which the teleworker is reading e-mail or browsing the Web. At the same time, the teleworker can send and receive faxes over the company's fax server, again without interrupting the phone and data connections. The Company refers to this transparent combination of data, fax, and voice features that enable a remote worker to operate just as he or she would in the office as Telepresence(TM).

     Current Product. A VocalWare IP remote access system is made up of client software and accessory products installed on the user's desktop or notebook computer, and a server installed at the office. These components, along with their connections, are diagrammed in Figure 1.


                               [GRAPHIC OMMITTED]


                    FIGURE 1 - VOCALWARE IP SYSTEM COMPONENTS


     VocalWare IP is the next generation of the Company's integrated IP based voice and data solutions. The VocalWare IP, which includes patented voice-quality technology, utilizes the powerful new generation of Pentium processors to perform speech and data compression, as well as multiplexing functions while using the computer's microphone speaker and sound systems to act as a telephone. The equipment is easy to install, use and manage and the VocalWare IP Enterprise Access server is able to communicate with any industry-standard v.90-capable modem. VocalWare also features a comprehensive suite of simulated phones that provide a user-friendly interface and function as a user's own office environment.

     The Company has also released two other client accessory products for inclusion in the VocalWare IP family -- VocalWare(TM) Turbo, and VocalWare(TM) RealPhone. These new products provide the benefits of VocalWare 56k bandwidth, improved voice quality and flexibility for those users whose systems do not fully meet the basic requirements for VocalWare.

     The VocalWare Turbo is designed to work with laptops. It takes the place of the sound-system and off-loads voice compression from the CPU. The RealPhone, which targets desktop systems, connects to a standard home telephone (including cordless phones) and features an industry-standard modem in addition to the functions of VocalWare Turbo. This enables it to replace the previous generation of client cards.

     The VocalWare IP Enterprise Access Server transforms a computer into an office. When in the office, a user simply connects to the office network and works normally. When at home, the user can connect with cable modem, DSL line, ISDN line or a dial-up modem and click on the VocalWare IP icon to be connected to the office network, telephone and fax. The VocalWare IP Enterprise Access Server supports V.90 (so-called "56k") connections, higher port densities to support greater numbers of users per server, redundant fault-tolerant configurations, voice over IP connections and users connecting over Local Area Networks (LANs), DSL lines and cable modems.

Technology and Product Development

     The Company believes that the extension and enhancement of the existing VocalWare product line and the development of new products that leverage state-of-the-art local and wide-area connectivity technologies to provide remote access to both corporate data and telephony facilities are critical to its future success. The Company seeks to implement its innovative products using the latest industry standards and technologies, thus enabling the Company to develop and introduce products quickly in response to customer requirements and identified market trends.

     When appropriate industry standards are not available, The Company may, from time to time, seeks to introduce and promote the required new standards in the various industry forums and standards organizations.

     The Company regularly uses information derived from interaction with key customers, its distribution channel partners, participation in industry standards organizations, and market and technical research to set its development directions and make design and product decisions. Users of the Company's products for telephone communication expect a standard of reliability closer to that for normal telephony than that for normal data communications software and other software applications. As a result, the Company's development priorities include significant testing, quality assurances as well as focus on a development and planning methodology and processes.

     Company-sponsored research and development expenses for continuing operations were $5.0 million, $3.3 million, and $2.4 million for fiscal years 2001, 2000, and 1999, respectively.

Manufacturing and Suppliers

     The Company purchases key components used in the manufacture of its products from third-party suppliers. The Company does not have any agreements with component suppliers as the Company ordinarily avoid fixed long-term commitments for components. This allows the Company to better coordinate component inventory build-up and to select suppliers who have the most technologically advanced, cost-effective components available at the time. The Company also does not have any manufacturing agreements.

     The Company has moved all of its production for customer goods to outside turnkey system integrators. We qualify and monitor our system integrators and subcontractors through a stringent vendor-quality program to ensure they consistently provide a quality product on time. This strategy was adopted to increase our flexibility and effectiveness in responding to customer needs. At the same time, it allows us to reduce our overall manufacturing costs by leveraging key strategic partnerships developed by our system integrators with their suppliers. We are continually searching to find top quality system integrators and subcontractors to ensure that we can always meet our customers' requirements with the highest quality product.

Marketing, Sales, Distribution and Support

     In order to successfully penetrate the enterprise market, the Company believes that it will need to maintain a small direct sales force while simultaneously developing distribution partners. The small direct sales force is intended to sell directly to large potential customers and to support the initial sales efforts of the partners. The product is distributed to customers in one of two ways: 1) shipped directly from the Company on direct sales or 2) shipped directly to the resellers who ship to the end customer. Customer support is through the Company's technical support group which is staffed five days a week during normal business hours.

Competition

     Historically, there has been little to no other direct competition with VocalWare. We believe VocalWare is the only product in the remote access segment that can connect remote workers through a conventional phone line connection or a broadband connection through the VocalWare IP server. However, there are alternative solutions available today and other related products and services have recently been announced. Many prospective customers, especially "mobile professionals", can use a cell phone along with a notebook computer and modem to receive many of the benefits of VocalWare. Certain PBX extender products (including those from MCK, Multitech, and TelTone) can provide some of the benefits of VocalWare to teleworkers working from home. In addition, ISDN, DSL and cable modem services provide some of the benefits of VocalWare, in that they can provide simultaneous voice and data without tying up the primary home phone line. In this dynamic market, new products or services are announced frequently and many of these may provide competitive solutions to our prospective customers.

     There can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices. See "RISK FACTORS -- We May Not Be Able to Compete Effectively with Companies Having Greater Resources" beginning on page __.

Intellectual Property

     The Company's success depends in part upon its proprietary technology, including both its software programs and its hardware designs. The Company relies upon patent, copyright, trademark, and trade secret laws to protect its proprietary technology. The Company generally enters into nondisclosure agreements with persons to whom it reveals its proprietary information, such as component suppliers, subcontractors, and OEMs that the Company works with concerning future products. Although it is unusual in the industry for patents to be of substantial strategic value, the Company has ongoing programs seeking patent and other intellectual property protection for its technologies and products, and it sometimes grants licenses of its technology to other companies. There can be no assurance that the Company's present protective measures will be adequate to prevent misappropriation of its technology or independent third party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology.

     While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that the rapid pace of technological change in the remote access products industry will cause other factors to be more significant in maintaining our competitive position. These factors include the technical expertise, knowledge and innovative skill of our management and technical personnel, name recognition, the timeliness and quality of support services provided by us and our ability to rapidly develop, produce, enhance, and market innovative products.

     In the current market, in which voice and data communications are converging rapidly, the Company believes that the intellectual property of its "virtual presence to an office" product innovations may be of significant strategic value. Therefore, the Company protects its new ideas by regularly filing patent applications on new product concepts and implementation methods. In June 1998, the United States Patent and Trademark Office issued patent number 5,764,639 entitled "System and Method for Providing a Remote User with a Virtual Presence to an Office." This patent will expire in November 2015. The patented system and method provide remote users with the ability to work outside of the office just as if they were physically located in the corporate office. The Company also has other patents issued and pending related to the VocalWare IP product technology. The Company intends to aggressively protect its rights under its patents. See "RISK FACTORS -- We Depend upon Our Proprietary Technology and We May Not Be Able to Adequately Protect It" beginning on page __.

     We commonly enter into licensing agreements with suppliers of components that it desires to incorporate into its products. The Company may choose to obtain additional licenses in the future, but believes that any necessary licenses could be obtained on terms that would not have a material adverse effect on our business.

Significant Customers

     During fiscal year ended June 30, 2001, we recorded revenues from shipments of approximately 85% from three customers. The customers were Deloitte & Touche LLP for approximately $22,000, Motorola Inc. for approximately $21,000, and Minnesota National Guard for approximately $10,000. During fiscal years ended June 30, 2000 and 1999 revenues from shipments to and fees from Sabratek represented approximately 65% and 50% of revenues from continuing operations respectively.

Backlog

     The Company's backlog at June 30, 2001 was not significant. The Company does not believe that its backlog as of any particular date is necessarily indicative of future sales because, as is customary in the industry, the Company often allows changes in delivery schedules or certain order cancellations without significant penalty, and because the time between order placement and shipment is short.

Employees

     As of December 31, 2001, the Company employed 6 employees, including 2 in engineering, 1 in sales, marketing and customer support, and 3 in general and administration. None of our employees is represented by a labor union. The Company believes its relations with its employees are good. Competition for qualified personnel is intense, especially for talented engineers and senior marketing personnel, and the Company believes that its prospects for future growth and success will depend, in a significant part, on its ability to retain and continue to attract highly skilled and capable personnel in all areas of operations.

                                   MANAGEMENT

     The following table sets forth certain information concerning the current directors and executive officers of the Company:


           Name              Age            Position with Company
           ----              ---            ---------------------
James G. Scogin ...........   40   Acting President, Chief Financial Officer,
                                   Secretary and Treasurer
Michael A. McDonnell ......   46   President, Chief Executive Officer and
                                   Director
Jeffrey C. Kissell ........   46   Senior Vice President of Product and Business
                                   Development
Bradley Frohman ...........   40   Vice President of Engineering
Jeffrey P. Blanchard ......   48   Chairman of the Board of Directors
General Harold "Buck" Adams   62   Director
Thomas Bishop .............   47   Director
George R. Grumbles ........   67   Director
Matthew A. Kenny ..........   68   Director
Byron Smith ...............   46   Director

     James G. Scogin has served as Acting President and Chief Financial Officer since July 2001 and Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer since January 2000. The Company has employed Mr. Scogin since 1997 when he joined the Company as Controller. Prior to joining the Company, Mr. Scogin was Vice President-Controller, Treasurer, Secretary and Chief Accounting Officer of 50-OFF Stores, Inc. in San Antonio, Texas from 1992 to 1997. He holds a BBA from Baylor University and is a CPA.

     Michael A. McDonnell had served as President, Chief Executive Officer and Director since April 2000 and as Chief Operating Officer since joining the Company in November 1999. Prior to joining the Company, Mr. McDonnell served as a vice president and general manager of GTE Communications Corporation ("GTE") for three years. While employed by GTE, Mr. McDonnell was a member of a business unit development team instrumental in creating a billion-dollar division focused on the delivery of integrated communication services available across GTE's strategic business units. From 1993 to 1996 Mr. McDonnell was a national director with NEC America, were he assisted in the creation and launch of NEC's Computer Telephony Integration initiative, along with growing the Video Sales unit, and Data Communications group. He holds a BA degree from San Diego State University. Mr. McDonnell resigned from the Company and his Board position in July 2001.

     Jeffrey C. Kissell joined the Company as Senior Vice President, Product and Business Development in July 2000. Prior to joining the Company, Mr. Kissell served as Vice President of National Marketing for GTE Service Corporation ("GTES"). Mr. Kissell held various senior management positions with GTES during his 22-year career there. Mr. Kissell's responsibilities included the development of marketing programs, product design, pricing and distribution for GTES's domestic operations. He holds a BA degree from St. Francis College, a MBA from Indiana University and is a CPA. Mr. Kissell resigned from the Company in June 2001.

     Bradley L. Frohman joined the Company as Vice President of Engineering in July 2000. Prior to joining the Company, Mr. Frohman served as director of advanced wireless infrastructure products for Motorola, Inc. ("Motorola"). Mr. Frohman's responsibilities at Motorola during his 10-year career were exploring and delivering prototypes for cellular VoIP, distributed processing environments and multi-RF technologies on IP networks. He holds a BS degree in computer science and mathematical science from Vanderbilt University and a MS degree in computer science from Johns Hopkins University. Mr. Frohman resigned from the Company in July 2001.

     Jeffrey P. Blanchard has served as a Director of the Company since August 1985 and as Chairman of the Board of Directors since October 1996. Mr. Blanchard has been the Managing Director of First Capital Group of Texas, Ltd., since January 1984. Since September 1995, Mr. Blanchard has been the Managing Director of First Capital Group of Texas II, L.P., an investment firm which provides private equity to middle-market companies throughout the Southwest United States. From January 1989 to December 1994, Mr. Blanchard served as Vice President and Investment Manager of Victoria Capital Corporation, a venture capital investment company.

     General Harold "Buck" Adams was appointed to the Board of Directors in February 2001. General Adams is a retired Brigadier General of the Air Force.

     Thomas Bishop was appointed to the Board of Directors in January 2000. Mr. Bishop is the Chief Executive Officer of Compu-Care Management Systems, Inc., an Internet-based application service provider. Prior to joining Compu-Care, Mr. Bishop served as Vice President of Development and Chief Technology Officer for Tivoli Systems.

     Matthew A. Kenny was elected to the Board of Directors in February 1995. From 1984 until 1989, Mr. Kenny was President and CEO of RACAL-MILGO. Mr. Kenny joined MILGO in 1968. From 1989 to 1993, Mr. Kenny was Chairman of the Board and CEO of Physical Health Devices, Inc. From 1989 to the present, he has been a managing partner in Venture Solutions, and since 1994 he has been President and CEO of Core Technology Development, Inc., Fort Lauderdale, Florida.

     George R. Grumbles was appointed to the Board of Directors in February 1995. From 1985 until his retirement in 1993, Mr. Grumbles served as a Vice President of Motorola and the President and CEO of Universal Data Systems, which he joined in 1972.

     Byron Smith was appointed to the Board of Directors in January 2000. Mr. Smith was the Executive Vice President, Consumer Broadband Services and Chief Marketing Officer at Excite@Home. Mr. Smith oversaw the @Home Service, media sales, engineering and operations, Excite Studios, @Home Solutions, affiliate marketing with cable partner, Customer Care, and all marketing for Excite@Home.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the fiscal years ended June 30, 2001, 2000 and 1999, for the Chief Executive Officer and of the three most highly compensated executive officers (hereinafter referred to as the "named executive officers").

                           Summary Compensation Table

                                                                    Long-Term
                                                                  Compensation
                                           Annual Compensation       Awards

                                                                   Securities
                                         Base Salary                Underlying       All Other
                                   Year      ($)       Bonus ($)   Options (#)   Compensation ($)
                                   ----      ---       ---------   -----------   ----------------

Michael A. McDonnell ...........   2001   $330,000(2)   $ 37,337      184,536     $  5,250(1)
President and CEO                  2000    207,019(3)         --      250,000

Jeffery Kissell ................   2001    116,875(4)     13,184       70,405           --
Senior Vice President of Product
and Business Development

Bradley Frohman ................   2001    134,262(5)     11,984       55,959        2,102(1)
Vice President of Engineering

James G. Scogin ................   2001    132,500        11,583       67,928       27,414(6)
Senior Vice President, Chief       2000    103,030            --      145,000        3,017(1)
Operating and Financial Officer,   1999     80,500            --       15,000        1,946(1)
Secretary and Treasurer

----------
     (1) Represents contributions made by the Company under the Company's 401(k) plan.

     (2)  Mr. McDonnell resigned from the Company in July 2001.

     (3) Represents compensation from commencement of employment on November 23, 1999.

     (4) Represents compensation from commencement of employment on July 17, 2000 until his resignation from the Company on June 14, 2001.

     (5) Represents compensation from commencement of employment on July 3, 2000 until his resignation from the Company in July 2001.

     (6) Represents a $25,000 relocation payment and $2,414 in contributions made by the Company under the Company's 401(k) plan.

     Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

Director Compensation

     Outside directors each receive compensation of $1,000 for each Board of Directors meeting attended. Outside directors are eligible to receive options under the Company's stock option plans and are automatically granted options under the Company's 1999 stock option plan. Outside directors are reimbursed for their out-of-pocket expenses involved in connection with their services as directors. Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 2001, no such person received in excess of $60,000 for such services, except for First Capital Group of Texas Ltd., of which Mr. Blanchard is the Managing Director, received approximately $74,000 for consulting services.

Employment Agreements

     The Company does not have written employee agreements with the officers of the Company. The officers of the Company are employed on an "at will basis".


Consultant and Advisor Stock Plan

     In April 1999, the Company established a Consultant and Advisor Stock Plan for the purpose of providing incentives to and compensating consultants and advisors for their contributions to the Company. In June 2001 the Company amended the plan by increasing the number of shares issuable under the plan from 500,000 shares to 1,000,000 shares of the Company's common stock.

     Under the Consultant and Advisor Stock Plan, the Company may issue up to an aggregate of 1,000,000 shares of Common Stock to consultants and advisors who are natural persons providing bona fide services to the Company. Shares may not be issued under the Consultant and Advisor Stock Plan to directors or officers of the Company, or for services rendered in promoting or maintaining a market in the Company's securities. The number and type of shares issuable under the Consultant and Advisor Stock Plan are subject to appropriate adjustment for stock splits, stock dividends, mergers, reorganizations and other similar capital changes. The Consultant and Advisor Stock Plan is administered by the Company's Compensation Committee (or the full Board of Directors), which has the exclusive power to construe and prescribe rules under the plan. The Board of Directors may at any time modify, amend or terminate the Consultant and Advisor Stock Plan. As of December 1, 2001, approximately 790,000, shares of common stock had been issued under the Consultant and Advisor Stock Plan.

Employee Stock Purchase Plan

     The Company has an Employee Stock Purchase Plan structured to qualify under
Section 423 of the Internal Revenue Code of 1986. Under the Employee Stock Purchase Plan, all full-time employees of the Company possessing less than 5% of the voting power of the Company may elect to participate in the Purchase Plan through a payroll deduction program. Under the Employee Stock Purchase Plan, options to purchase up to 200,000 shares of Company common stock may be granted to participants. In June 2001, this plan was terminated and no additional shares were issues since February 1, 2001. As of December 1, 2001, approximately 194,000 shares of common stock had been issued under the Employee Stock Purchase Plan.

     The Compensation Committee, which administers the Employee Stock Purchase Plan, establishes offering periods for the Employee Stock Purchase Plan, which may last up to 24 months. Prior to each offering period, participants may authorize payroll deductions of up to 20% of their annual compensation. At the beginning of the offering period, participants are granted an option to purchase the number of shares of common stock that may be purchased with the total amount of the participant's payroll deductions taken over the offering period at an exercise price equal to the lesser of 85% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period. Unless the participant has withdrawn from participation, the participant's option will be exercised automatically on the last day of the offering period.

     A participant may withdraw from the Purchase Plan at any time during an offering period. If a participant's employment with the Company terminates for any reason other than death, disability, or retirement, his or her option to purchase common stock under the Purchase Plan will immediately terminate, and the amount of such participant's payroll deductions will be paid to him or her in cash. If a participant's employment with the Company terminates due to death, disability, or retirement, such participant (or his or her legal representative) will have the right to continue participation in the Purchase Plan with respect to the offering period. No option granted under the Purchase Plan may be transferred except by will or the laws of descent and distribution.

1997 Nonqualified Employee Stock Option Plan

     Permit NASD grants to non-officer employees and to officers as an inducement to employment.

Stock Option Plans

     Under the Company's existing stock option plans, as of March 31, 2001, stock options covering an aggregate of 2,939,270, shares of Common Stock were outstanding with a weighted average exercise price of $1.81 per share, and an aggregate of 1,741,572 shares of Common Stock were available for issuance upon exercise of options that may be granted in the future.

     Options under the option plans may either be incentive stock options or non-qualified stock options. Options under the option plans may be granted for a term not to exceed ten years (five years with respect to incentive stock options granted to any person having 10% or more voting power of the Company) and are not transferable other than by will or the laws of descent and distribution. The exercise price of the options under the plans must be at least equal to the fair market value of the Common Stock on the date of grant, or 110% of such value for incentive stock options granted to any person having 10% or more of the voting power of the Company.

     The aggregate fair market value of the Common Stock for which any employee may be granted incentive stock options, which first become exercisable in any one calendar year may not exceed $100,000. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). In the event of a change of control, all unvested options vest and become exercisable. The Compensation Committee of the Board of Directors administers the Plans, except that the full Board administers the stock option grants to members of the Compensation Committee.

Stock Option Grant Table


     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 2001:


                        Option Grants in Last Fiscal Year



                                                   Percent of                                  Potential Realizable
                                     Number of        Total                                      Value at Assumed
                                       Shares        Options                                   Annual Rates of Stock
                                     Underlying    Granted to     Exercise or                 Price Appreciation for
                                      Options     Employees in    Base Price     Expiration       Option Term(1)
               Name                   Granted      Fiscal Year      ($/Sh)          Date           5%($) 10%($)
               ----                   -------      -----------      ------          ----           ------------

Michael A. McDonnell...........       125,000(2)        8.03%        $5.09       10/02/2010      400,838    1,011,638
                                       59,536(3)        3.83%         0.01       01/02/2011          375          947

Jeffery C. Kissell.............        50,000(2)        3.21%         5.09       10/02/2010      160,500      404,500
                                       20,405(3)        1.31%         0.01       01/02/2011          129          324

Bradley Frohman................        37,500(2)        2.8%          5.09       10/02/2010      120,375      303,491
                                       33,062(2)        2.13%         7.38       10/02/2010      153,718      387,956
                                       18,459(3)        1.19%         0.01       01/02/2011          120          293

James G. Scogin................        50,000(2)        3.21%         5.09       10/02/2010      160,500      404,500
                                       17,928(3)        1.5%          0.01       01/02/2011          113          285

----------
     (1) As required by rules of the Securities and Exchange Commission, potential values stated are based on the assumption that the Company's Common Stock will appreciate in value from the date of the grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of approximately 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The exercise price of each option equals the fair market value of the Common Stock on the grant date.

     (2) Options vest 10% on October 2, 2000, 40% on October 2, 2001 and remaining 50% in twelve monthly installments starting November 1, 2001 to October 1, 2002.

     (3)  Options vested 100% on January 2, 2001.

Stock Option Exercises and Holdings Table

     The following table shows stock options exercised by the named executive officers during the fiscal year ended June 30, 2001, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of June 30, 2001. Also reported are the values of "in-the-money", "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the market price of the Common Stock price as of June 30, 2001.

               Aggregated Option Exercises in Last Fiscal Year and

                          Fiscal Year End Option Value

                                                              Number of Unexercised         Value of Unexercised
                               Shares                           Options at Fiscal          In-the-Money Options at
                            Acquired on        Value              Year-End (#)               Fiscal Year-End ($)
           Name             Exercise (#)    Realized ($)    Exercisable/Unexercisable   Exercisable/Unexercisable(1)
           ----             ------------    ------------    -------------------------   ----------------------------

Michael A. McDonnell...           --             --              184,536/450,000                   5,358/0

Jeffery C. Kissell.....           --             --              70,405/100,000                    1841/0

Bradley Frohman........           --             --               89,021/75,000                    1661/0

James G. Scogin........           --             --              67,928/171,500                    1614/0

     Values stated are based on the last sale price of $.10 per share of the Company's common stock on June 30, 2001 the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 1999, no such person received in excess of $60,000 for such services. In fiscal 2001 and fiscal 2000, First Capital Group of Texas II, L.P., an investment firm managed by Jeffery P. Blanchard, the Company's Chairman of the Board, respectively received $74,000 and $71,000 in consulting fees. In February 2001, the Company received a 30 day loan from First Capital Group of Texas II, L.P. in the amount of $150,000 which the Company repaid in March including a nominal amount of interest. In May 2001 First Capital Group of Texas II, L.P., as part of the Company's May 2001 private placement, invested approximately $350,000 in the form of a convertible promissory note (see Note 9 to the financial statements.)

     In July 1998, and January 1999, the Company completed the first and second closings respectively, of a Private Placement (see Note 10 to the financial statements) involving, among other things, the sale of its Series E and F Preferred Stock and related Common Stock Purchase Warrants to First Capital Group of Texas II, L.P., an investment firm managed by Jeffery P. Blanchard, the Company's Chairman of the Board, at an aggregate amount of $750,000 for each closing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock as of March 31, 2002 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and director nominee; (iii) each named executive officer and (iv) all executive officers, directors and nominees as a group. Unless otherwise noted, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned. Options included in the following table represent options currently exercisable or exercisable within 60 days of March 31, 2002.


                                                            Number    Percent of
                    Name                                  of Shares     Class
                    ----                                  ---------     -----

Michael A. McDonnell ...............................        3,000           *
Jeffrey P. Blanchard ...............................    1,377,325(1)     3.89%
General Harold "Buck" Adams ........................            0           *
Tom Bishop .........................................       80,000(2)        *
George R. Grumbles .................................      133,125(3)        *
Matthew A. Kenny ...................................      133,125(4)        *
Byron Smith ........................................       80,000(5)        *
James G. Scogin ....................................      690,858(6)     1.92%
Jeffrey Kissell ....................................        3,000           *
Bradley Frohman ....................................        1,500           *
All Directors and Executive Officers as a Group
     (10 persons) ..................................    2,494,433(7)     6.83%

Cranshire Capital L.P. (8) .........................    3,618,453(9)      9.7%
(10) Alpha Capital A.G .............................    3,533,797(11)     9.9%
(12) Stonestreet L. P ..............................    3,533,797(13)     9.9%

----------
     *    Indicates less than 1%.

     (1) Includes 49,375 shares subject to options held by Mr. Blanchard and approximately 1,275,000 shares held by First Capital Group of Texas II, L.P., an investment fund managed by Mr. Blanchard who has voting control over DATA RACE, Inc. securities. Excludes 4,666,666 shares that are issuable upon conversion of a secured convertible promissory note; and 583,333 shares of common stock issuable upon the exercise of a warrant. First Capital agrees not to convert any portion of its note or exercise any portion of its warrant unless and until our shareholders approve the increase of the number of shares of common stock, which we are authorized to issue to 130,000,000 shares.

     (2)  Includes 80,000 shares subject to options held by Mr. Bishop.

     (3)  Includes 133,125 shares subject to options held by Mr. Grumbles.

     (4)  Includes 133,125 shares subject to options held by Mr. Kenny.

     (5)  Includes 80,000 shares subject to options held by Mr. Smith.

     (6)  Includes 689,511 shares subject to options held by Mr. Scogin.

     (7)  Includes 1,165,136 shares subject to options held by such persons.

     (8) Information with respect to the beneficial ownership of such shareholder and certain affiliated persons was derived from Schedule 13G filed, January 22, 2001 by Cranshire Capital L.P., EURAM CAP STRAT. "A" FUND LIMITED, Downsview Capital, Inc., JMJ Capital, Inc. and Mitchell P. Kopin. The address of such shareholders is 666 Dundee Road, Suite 1901, Northbrook, IL 60062.

     (9) Includes 1,713,690, shares of common stock obligated to be issued by the Company that have not been issued as of December 10, 2001, and excludes warrants to purchase 2,921,749 shares of common stock due to exercise limitations and restrictions.

     (10) The address of such shareholder is Lettstrasse 32, Furstentum 9490, Vaduz, Liechtenstein.

     (11) Includes shares of common stock, shares of common stock underlying the 6% convertible debentures and shares of common stock underlying warrants. Both the 6% convertible debentures and the warrants preclude the shareholder from converting or exercising into a number of shares of common stock to the extent the shareholder's beneficial ownership at any time exceeds 9.9% of the then issued and outstanding shares of common stock.

     (12) The address of such shareholder is 260 Town Centre Blvd., Suite 201, Markham, ON L3R 8h8 Canada.

     (13) Includes shares of common stock, shares of common stock underlying the 6% convertible debentures and shares of common stock underlying warrants. Both the 6% convertible debentures and the warrants preclude the shareholder from converting or exercising into a number of shares of common stock to the extent the shareholder's beneficial ownership at any time exceeds 9.9% of the then issued and outstanding shares of common stock.

                            DESCRIPTION OF SECURITIES

General

     We are a Texas corporation and our affairs are governed by our certificate of incorporation, as amended, our bylaws, as amended, and the Texas General Corporation Law (the "TGCL"). The following description of our capital stock is qualified in all respects by the certificate of incorporation and the bylaws, which have been filed as exhibits to the registration statement to which this prospectus forms a part.

     As of April 30, 2002 our authorized capital stock consisted of 70,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share.

Common Stock

     As of April 30, 2002 we had 35,373,477 shares of common stock outstanding and approximately 231 holders of common stock. All issued and outstanding common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. After the requirements with respect to preferential dividends on shares of Preferred Stock which may be outstanding from time to time have been met, the holder of Common Stock are entitled to such dividends as may be declared by the our Board of Directors and paid out of funds legally available therefore. See "Dividend Policy." The Common Stock possesses ordinary voting rights, and the holders thereof vote together as a single class on the election of directors and in respect of other corporate matters. Holders of shares of Common Stock are entitled to one vote per share. In the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of us, the holders of Common Stock are entitled to receive and share ratably in all net assets available for distribution to shareholders after distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock. Cumulative voting of shares is not permitted. Common Stock carries no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

Preferred Stock

     There are no outstanding shares of Preferred Stock outstanding. The board of directors may, without further action of our common shareholders, issue shares of preferred stock in one or more series and fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidations.

     Although we have no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the shareholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power or the rights of the holder of Common Stock.

Certain Provisions of the Articles of Incorporation

     In 1987, the State of Texas enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the Texas legislation does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Articles of Incorporation of the Company limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by this legislation. Specifically, a director of the Company will not be personally liable for monetary damages for an act or omission in the director's capacity as a director, except for (i) a breach of such director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or which involves intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) a transaction from which the director received an improper benefit.

     The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. However, the inclusion of such provision, together with a provision, which requires the Company to indemnify its directors and officers against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                              SELLING SHAREHOLDERS

     The common stock registered and offered for resale under this prospectus constitute 132% of our issued and outstanding common shares as of April 30, 2002. We are registering for resale a significant number of shares for the benefit of the existing shareholders listed in the charts presented below. The number of shares we are registering is also based on a good faith estimate of the maximum number of shares we will issue to Stonestreet and Alpha as discussed below as well as our contractual obligation under our loan agreement with those selling shareholders to issue 200% of the amount of shares we would be required to issue to Stonestreet and Alpha if the convertible debentures were converted on the date of this prospectus. Accordingly, the number of shares we are registering for issuance under the convertible debentures may be higher than the number we actually issue under the convertible debentures. Conversion prices and exercise prices were determined following an arms-length negotiation with the selling shareholders.

Summary of June 2001 Private Placement

     Issuance of Convertible Debentures and Warrants. On June 12, 2001, the Company signed an agreement to place up to $1 million in 6% convertible debentures and warrants to two institutional investors. The parties amended the agreement on July 17, 2001, October 18, 2001, and December 19, 2001. The convertible debentures have an interest rate of 6% per annum and mature 3 years from their date of issuance. Under the terms of the convertible debentures, the holders can elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of Company common stock at the lesser of a fixed price that represents a 10% premium to the closing bid price of common stock at the time the debentures were issued and 50% of the average of the 5 lowest closing bid prices of Company common stock during the 25 business days immediately preceding the conversion date. Under the agreements and pursuant to Section 4(2) of the Securities Act of 1933, as amended, the Company issued to the investors $500,000 principal amount of convertible debentures on June 18, 2001, $240,000 principal amount of convertible debentures on July 30, 2001, $130,000 principal amount of convertible debentures on September 6, 2001, $277,499, principal amount of convertible debentures on October 18, 2001, $128,000 principal amount of convertible debentures on January 22, 2002 and $176,554 principal amount of convertible debentures on March 28, 2002. On June 18, 2001, the Company also issued to the investors common stock purchase warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $0.14. On October 18, 2001 the parties amended the agreement to increase the investment amount by $147,499 and the Company granted to the investors a security interest in all of the assets of the Company covering all prior and future indebtedness of the Company to the investors. On December 19, 2001 the parties agreed to amend the agreement to provide for additional issuances of the 6% Convertible Debentures. The Company used the proceeds from the private placement primarily for general corporate purposes. The Company is obligated to file a registration statement for the shares issuable upon conversion of the convertible debentures and warrants with the SEC. The Company was also obligated to cause the registration statement to be declared effective by October 2, 2001 and is currently accruing liquidated damages at the rate of 2% of the outstanding principal amount of the convertible debentures per month. These penalties may be paid in cash or, at the investors' option, in common stock. In addition, if the Company issues additional shares of common stock, then antidilution provisions contained in the convertible debentures may reduce the conversion price of the shares issued to the investors so as to prevent dilution of the their investment in the Company. For the six months ending December 31, 2001 , there have been $200,000 principal conversions on the notes.

     Material Terms of the Convertible Debentures and Warrants Purchase Agreement. We granted the investors a right of first refusal to acquire additional securities in any financing transactions meeting certain criteria that we undertake before the date that is 300 days following the effective date of the registration statement of which this prospectus forms a part. Each investor can require us to use half of the net proceeds from any sale of our securities for cash (including under our equity line) to redeem the convertible debentures. We also generally are prohibited from selling our securities below certain prices until 300 days after the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. These investors waived these rights as they apply to the other private placements described in this prospectus. The convertible debentures and warrants purchase agreement generally prohibits us from merging or consolidating Data Race with another entity, or selling more than 50% of our assets, without the prior written consent of the investors. We are required to pay 8% of the gross proceeds of the first $1,000,000 principal amount of 6% convertible debentures to Hadrian Investments Limited for placement agent fees. The convertible debentures and warrants purchase agreement also contains other representations, warranties, covenants and indemnification provisions customary for agreements of its type.

     Material Terms of the Convertible Debentures. Each of the convertible debentures bears interest at the rate of 6% per year, payable quarterly commencing October 1, 2001. The full amount of principal and all accrued interest of a 6% convertible debenture is due and payable three years from the date it is issued.. The principal amounts outstanding with respect to each debenture may not be prepaid without the consent of the holder. Notwithstanding the foregoing, the debentures may be redeemed by us at our option through the payment to the holders of an amount equal to the principal amount of the debenture plus a premium ranging between 20% and 30% of the principal amount, depending upon the date of the redemption. Each holder of a debenture can choose to convert all or a portion of the principal amount of the note (together with any accrued but unpaid interest) into shares of our common stock at any time before the applicable maturity date. Each debenture is convertible into a number of shares of our common stock determined by dividing the amount of principal and interest to be converted by a "floating" price generally equal to the lesser of
(i) 50% of the average of the five lowest closing bid prices during the 25 trading days immediately prior to the date upon which the debenture is converted or (ii) $0.154 per share (with respect to $500,000 of the debentures), $0.0715 per share (with respect to $240,000 of the debentures), $0.0561 per share (with respect to $130,000 of the debentures), $0.0484 per share (with respect to $277,499 of the debentures) and $0.055 with respect to the remaining debentures issued and subject to this registration statement, subject in each case to certain adjustments.. A holder of a debenture generally may not convert the debenture to the extent that, at the time of the conversion, the sum of (i) the number of shares of our common stock beneficially owned by the holder plus (ii) the number of shares to be issued upon conversion would equal or exceed 9.9% of the number of shares of our common stock then issued and outstanding, including other shares of our common stock issuable upon conversion of the holder's debenture. The holder may terminate this restriction, however, upon 61 days notice to Data Race. In the event that we sell any shares of our common stock (or certain securities convertible into or exercisable for shares of our common stock) at a price less than the conversion price of a debenture, then the conversion price of the debenture generally shall be adjusted to equal the lower price (subject to certain exceptions). In the event that a debenture is converted and we issue the shares of common stock later than the time permitted in the debenture, we may be required to make substantial late fee payments to the holder that increase based upon the how late we issue the shares and without a cap on the late fee that must be paid. The maturity of the debentures could accelerate at the option of the holder in the event of a default under the debentures or in the event that Data Race sells more than half of its assets, or is acquired in a transaction meeting certain criteria.

     Material Terms of the Registration Rights Agreement. In the registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part, covering (i) the resale of 200% of the shares of common stock issuable upon conversion of the debentures and (ii) the resale of 100% of the shares of common stock issuable upon exercise of the warrants issued in the private placement. These investors generally waived the requirement that we register the resale of all 200% of the shares of common stock issuable upon conversion of the debentures provided we seek shareholder approve to increase in the number of shares of common stock which we are authorized to issue, the remaining shares which we otherwise would be obligated to register. We must also pay penalties if we breach certain of our obligations under the registration rights agreement. These penalties may be paid in cash or, at our option, in shares of our common stock.

Selling Shareholder Table - Beneficial Ownership and Shares Offered for Sale

     The following table lists the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder on February 28, 2002, and the number of shares which may be offered for sale by this prospectus. Each selling shareholder provided us with its share ownership information. Because the selling shareholders may offer all, some or none of their common stock, we cannot give a definitive estimate of the number of shares that will be held by the selling shareholders after the offering. We prepared the following table based on the assumption that the selling shareholders will sell all of the shares of common stock covered by this prospectus. On April 23, 2002, we had 35,373,477 shares of common stock outstanding.

                                                                                     Shares Beneficially Owned
                                                                                         After the Offering
                                            Shares           Aggregate Shares        -------------------------
                                      Beneficially Owned      Registered and                       Percent of
Selling Shareholder                    Before Offering      Eligible for Offer       Number        Outstanding
-------------------                   ------------------    ------------------       ------        -----------
Protius Overseas Limited (1)            3,542,262(3)            303,089(2)(20)           0              0%
Keyway Investments Ltd. (4)               671,676(5)          1,468,596(2)(20)           0              0%
Lionhart Investments Ltd. (6)           3,542,262(7)          1,666,401(2)(20)           0              0%
ICN Capital Ltd. (8)                    3,996,909(9)(10)        859,546(10)(20)          0              0%
Alpha Capital AG(11)                    3,533,797(12)        20,000,000(13)              0              0%
Stonestreet L.P.(14)                    3,533,797(15)        20,000,000(13)              0              0%
Cranshire Capital, L.P.(16)                     0(17)         2,356,537(10)(20)          0              0%
EURAM CAP Strat "A" Fund
Limited(18)                                     0(19)           262,123(10)(20)          0              0%

----------
     (1) Gordon J. Mundy has full voting and investment control over all Data Race securities owned by Protius Overseas Limited.

     (2) The number of shares with respect to which the investor may acquire beneficial ownership pursuant to the exercise of their respective warrants generally is contractually limited such that the investor's beneficial ownership may not exceed 4.9% of the shares of our common stock outstanding. The number of shares set forth under "Aggregate Shares Registered and Eligible for Offer" in the above table shows the aggregate number of shares of our common stock that such party owns or may acquire and offer for sale without giving effect to this contractual limitation.

     (3) Excludes 303,089 shares of common stock issuable upon the exercise of a warrant. Protius agreed not to exercise any portion of its warrant unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

     (4) Paul Moore has full voting and investment control over all Data Race securities owned by Keyway Investments Ltd.

     (5) Excludes 1,468,596 shares of common stock issuable upon the exercise of warrants. Keyway agreed not to exercise any portion of its warrants unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

     (6) Walter Reich has full voting and investment control over all Data Race securities owned by Lionhart Investments Ltd.

     (7) Excludes 1,666,401 shares of common stock issuable upon the exercise of warrants. Lionhart agreed not to exercise any portion of its warrants unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

     (8) Pam Young has full voting and investment control over all Data Race securities owned by ICN Capital Limited.

     (09) Includes 3,996,909 shares that are issuable upon conversion of a secured convertible promissory note. Excludes (i) 669,757 shares that would be issuable upon conversion of the secured convertible promissory note but for the limitation on conversion contained in the note (See - "Summary of May 2001 Private Placement - Material Terms of the Securities Purchase Agreement, Secured Convertible Promissory Notes and Security Agreement") and (ii) 859,546 shares of common stock issuable upon the exercise of warrants. ICN Capital agreed not to exercise any portion of its warrants unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.


     (10) The number of shares with respect to which the investor may acquire beneficial ownership pursuant to the exercise of their respective warrants generally is contractually limited such that the investor's beneficial ownership may not exceed 9.9% of the shares of our common stock outstanding. The number of shares set forth under "Aggregate Shares Registered and Eligible for Offer" in the above table shows the aggregate number of shares of our common stock that such party owns or may acquire and offer for sale without giving effect to this contractual limitation.

     (11) Anne Nicholson has full voting and investment control over all Data Race securities owned by Alpha Capital AG.

     (12) The number of shares with respect to which the investor may acquire beneficial ownership pursuant to the exercise of their warrant or the conversion of their convertible debenture is contractually limited such that the investor's beneficial ownership may not exceed 9.9% of the shares of our common stock outstanding.

     (13) We have contractually agreed to register under the registration statement of which this prospectus forms a part the resale of an aggregate of 25,000,000 shares of our common stock issued or issuable to Alpha Capital and Stonestreet upon the conversion of their convertible debentures.

     (14) Michael Finkelstein has full voting and investment control over all Data Race securities owned by Stonestreet L.P.

     (15) The number of shares with respect to which the investor may acquire beneficial ownership pursuant to the exercise of their warrant or the conversion of their convertible debenture is contractually limited such that the investor's beneficial ownership may not exceed 9.9% of the shares of our common stock outstanding.

     (16) Mitchell P. Kopin has full voting and investment control over all Data Race securities owned by Cranshire Capital, L.P.

     (17) Excludes 2,356,537 shares of common stock issuable upon the exercise of a warrant. Cranshire agreed not to exercise any portion of its warrant unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

     (18) Mitchell P. Kopin has full voting and investment control over all Data Race securities owned by EURAM CAP Strat "A" Fund Limited.

     (19) Excludes 262,123 of shares of common stock issuable upon the exercise of a warrant. EURAM agreed not to exercise any portion of its warrant unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

     (20) Includes shares of common stock issuable upon the exercise of one or more warrants that may not be exercised unless and until our shareholders approve the increase of the number of shares of common stock which we are authorized to issue to 130,000,000 shares.

                              PLAN OF DISTRIBUTION

     We are registering all the shares of common stock offered by this prospectus on behalf of the selling shareholders and their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell all the shares that may be sold under this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders.

     The selling shareholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares offered by this prospectus:

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions;

     o    short sales;

     o transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise, subject to the terms of the Convertible Subordinated Debentures and Warrants Purchase Agreement. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short, subject to the terms of the Convertible Subordinated Debentures and Warrants Purchase Agreement, and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each selling shareholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus to disclose information about that donee or pledgee.

     We will bear all costs, expenses and fees in connection with the registration and sale of the shares other than selling commissions and fees and stock transfer taxes. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have also agreed to indemnify the selling shareholders against liabilities based on any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or on any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Feldman Weinstein LLP, New York, New York.

                                     EXPERTS

     The financial statements of Data Race as of June 30, 2001 and the statements of operations and of cash flows for the year ended June 30, 2001 and the statement of changes in shareholders' equity for the year ended June 30, 2001 included in this prospectus have been so included in reliance upon the reports of Lazar Levine & Felix LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Data Race as of June 30, 2000 and the statement of operation and of cash flows for the two years ended June 30, 2000 included in this registration statement have been so included in reliance on the reports of KPMG LLP, independent accounts, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New

York, and Chicago. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's web site at http://www.sec.gov.

     This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are intended to be complete in all material respects but do not necessarily include all of the information contained in the original agreement or document. For each of thee contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a comprehensive description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
Unaudited Financial Statements
      Balance Sheets as of December 31, 2001 and June 30, 2001 ...........   F-1
      Statements of Operations for the three and six months ended
            December 31, 2001 and December 31, 2000 ......................   F-2
      Statements of Cash flows for the six months ending December 31, 2001
            and December 31, 2000 ........................................   F-3
      Notes to Financial Statements ending December 31, 2001 .............   F-5

Independent Auditors' Report - Current                                      F-11
Independent Auditors' Report - Predecessor                                  F-12

Financial Statements
      Balance Sheets as of June 30, 2001 and 2000                           F-13
      Statements of Operations for the years ended June 30, 2001,
            2000 and 1999                                                   F-14
      Statements of Shareholders' Equity for the years ended
            June 30, 2001, 2000 and 1999                                    F-15
      Statements of Cash Flows for the years ended June 30, 2001, 2000
            and 1999                                                        F-18
      Notes to Financial Statements                                         F-19

                                 DATA RACE, Inc.
                            CONDENSED BALANCE SHEETS

                                                                               As of
                                                                    ----------------------------
                                                                    Dec. 31, 2001  June 30, 2001
                                                                    ------------    ------------
   ASSETS                                                           (unaudited)

   Current assets:
       Cash and cash equivalents ................................   $      9,332    $      9,334
       Accounts receivable, net .................................            868           2,026
       Inventory ................................................      2,394,609       2,876,506
                                                                    ------------    ------------
           Total current assets .................................      2,404,809       2,887,866

   Property and equipment, net ..................................        406,204         674,798
   Other assets .................................................         61,741          84,630
                                                                    ------------    ------------
           Total assets .........................................   $  2,872,754    $  3,647,294
                                                                    ============    ============

   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

   Current liabilities:
       Accounts payable .........................................   $  2,011,523    $  2,327,133
       Accrued expenses .........................................        737,735         638,167
        Obligations under capital lease, current ................        172,141         125,078
        Convertible debentures ..................................      1,739,166       1,071,667
                                                                    ------------    ------------
           Total current liabilities ............................      4,660,565       4,162,045

   Non-current liabilities:
        Obligations under capital lease, non-current ............             --          47,063
                                                                    ------------    ------------
                                                                       4,660,565       4,209,108
                                                                    ------------    ------------

   Commitments and contingencies

   Shareholders' equity (deficit):
       Common stock, no par value, 70,000,000 shares
           authorized 35,373,477 and 34,358,521 shares issued and
           outstanding at Dec 31, 2001 and June 30, 2001
           respectively .........................................     62,466,062      62,420,978
       Additional paid-in capital ...............................     10,785,717       9,545,152
       Accumulated deficit ......................................    (74,563,339)    (72,527,944)
         Unamortized financing costs ............................       (476,251)
           Total shareholders' equity (deficit) .................     (1,787,811)       (561,814)
                                                                    ------------    ------------
            Total liabilities and shareholders' equity ..........   $  2,872,754    $  3,647,294
                                                                    ============    ============

See accompanying notes to financial statements

                                 DATA RACE, Inc.
                       CONDENSED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                       Three Months Ended Dec. 31,   Six Months Ended Dec. 31,
                                       --------------------------    --------------------------
                                            2001          2000           2001           2000
                                       -----------    -----------    -----------    -----------

Total revenue ......................   $        --    $        --    $     4,736    $     6,042

Cost of revenue ....................         3,896        166,243         22,760        339,541
                                       -----------    -----------    -----------    -----------

      Gross profit (loss) ..........        (3,896)      (166,243)       (18,024)      (333,499)

Operating expenses:
  Engineering and product
  development ......................       136,290      1,359,735        325,025      2,485,710
  Sales and marketing ..............        53,073      1,419,930        124,871      2,580,813
  General and administration .......       345,449      1,072,586        796,057      2,076,253
                                       -----------    -----------    -----------    -----------
      Total operating expenses .....       534,812      3,852,251      1,245,953      7,142,776
                                       -----------    -----------    -----------    -----------

      Operating loss ...............      (538,708)    (4,018,494)    (1,263,977)    (7,476,275)

        Interest income ............            --         70,395             --        250,431

        Interest expense ...........      (386,027)            --       (765,860)            --

Other income (expense) .............                                      (5,557)        60,148
                                       -----------    -----------    -----------    -----------

        Net loss ...................   $  (924,735)   $(3,948,099)   $(2,035,394)   $(7,165,696)
                                       ===========    ===========    ===========    ===========

Per share data:

Net basic and diluted loss per share
       applicable to common stock ..   $     (0.03)   $     (0.15)   $     (0.06)   $     (0.27)
                                       -----------    -----------    -----------    -----------

Weighted average shares outstanding     35,373,000     26,682,000     35,317,000     26,445,000
                                       -----------    -----------    -----------    -----------


        See accompanying notes to interim condensed financial statements

                                 DATA RACE, Inc.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                    UNAUDITED


                                                                Six Months Ended December 31,
                                                                -----------------------------
                                                                     2001           2000
                                                                 -----------    ------------
Cash flows from operating activities:
  Net loss from operations ...................................   $(2,035,394)     (7,165,696)
  Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Depreciation and amortization ............................       204,599         234,659
     Amortized financing costs for July 2001 private placement        76,815              --
    Compensatory shares-consulting and legal fees ............        40,083              --

    Loss (gain) on sale of property and equipment ............        44,870          (3,529)
    Non- cash beneficial conversion feature on June
     2001 convertible ........................................       687,499              --
    Changes in assets and liabilities:
    Accounts and notes receivable ............................         1,158         (93,070)
    Inventory ................................................            --      (2,063,016)
    Prepaid expenses, deposits and other assets ..............        22,889        (379,370)
    Accounts payable .........................................       166,287         562,850
    Accrued expenses .........................................        99,568        (115,533)
                                                                 -----------    ------------
      Net cash (used) in operating activities ................      (691,626)     (9,022,705)
                                                                 -----------    ------------

Cash flows from investing activities:
  Purchase of property and equipment .........................            --        (891,072)
  Proceeds from sale of property and equipment ...............        19,125           4,146
                                                                 -----------    ------------
      Net cash provided (used) by investing activities .......        19,125        (886,926)
                                                                 -----------    ------------

Cash flows from financing activities:
   Convertible debt ..........................................       667,499              --
  Payment on capital leases ..................................            --         (22,791)
  Net proceeds from issuance of common stock .................         5,000       1,049,537
                                                                 -----------    ------------
      Net cash provided by financing activities ..............       672,499       1,026,746
                                                                 -----------    ------------

Net decrease in cash and cash equivalents ....................            (2)     (8,882,885)

Cash and cash equivalents at beginning of period .............         9,334      11,059,061
                                                                 -----------    ------------

Cash and cash equivalents at end of period ...................   $     9,332       2,176,176
                                                                 -----------    ------------

Supplemental Disclosure:

 (i)  Interest paid (received) net                 $   765,860        (250,431)
      Taxes paid                                   $        --              --

(ii) During the six-month period ending December 31, 2001 the Company issued 500000 shares of its common stock as a result of the conversion of $20,000 debt.

(iii) During the six-month period ending December 31, 2001 the Company issued 16,366,612 warrants in conjunction with its July 2001 private placement resulting in the Company recording $553,066 financing cost that are being amortized on a straight line basis over a three year period beginning July 31,2001. The Company amortized $76,815 financing costs relating to these warrants for the six months ending December 31, 2001.

(iv) During the six months ending December 31, 2001 the Company returned $481,897 of inventory items to its vendor for credit.


        See accompanying notes to interim condensed financial statements

                                 DATA RACE, Inc.
                 NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
                                    UNAUDITED

1)    Summary of Significant Accounting Policies

Description of Business

DATA RACE, Inc. ("Data Race", "we" or the "Company"), currently doing business as IP AXESS, designs, manufactures, and markets a line of innovative communications products to meet the needs of remote workers. The Company's lead product, the VocalWare(TM) IP remote access system, provides virtual presence to the corporate environment by allowing a remote worker to connect to the corporate office over a normal dial-up telephone line or a number of broadband access mediums such as digital subscriber lines (DSL), cable modems, integrated services digital networks (ISDN), asynchronous transfer modes (ATM) and frame relay, and simultaneously have full access to the corporate data network, the office phone extension, and the office fax system.

Basis of Presentation

The unaudited interim, condensed financial statements reflect all adjustments (consisting of normal recurring accruals) that in the opinion of management are necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. These financial statements should be read in conjunction with the Company's financial statements and notes thereto included in the June 30, 2001 Annual Report on Amendment No. 1 to Form 10-K. The condensed balance sheet data as of June 30, 2001 included herein has been derived from such audited financial statements. Interim period results are not necessarily indicative of the results to be expected for any future periods or the full year.

Revenue Recognition

Revenue is generally recognized upon direct sale and shipment of products to end-user customers or when contractual services have been provided to end-user customers, title has passed to the end-user customer, the fee and terms are fixed or determinable, and collectibility is reasonably assured. Such method is in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. Revenue is generally recognized upon reseller (indirect) sale of products when title has passed to the reseller, a reseller agreement exists, the fee and terms are fixed or determinable, and collectibility is reasonably assured. The Company does have a reservation of title on resellers where the products are delivered to reseller's location or reseller's end-user location outside the United States. The Company reserves title in the products until either: a) reseller pays in full for the products; or b) reseller sells the product to a third party at which time title passes to the third party. The Company, in most reseller agreements, has an inventory balancing provision, which generally gives the reseller the opportunity to balance its inventory by returning for credit up to 20% of the value of the products shipped during a quarter. The Company will record a liability for up to 20% on sales by resellers for the inventory balancing provision. The Company also has price protection for most resellers where products shipped to resellers whose price have been decreased will be price protected if the resellers products are unopened and shipped to reseller 180 days or less prior to the effective date of price decrease. The reseller must submit a claim within 30 days of the effective date of the price decrease to receive credit in the amount of the price decrease multiplied by the qualifying units.

Revenue from service obligations and licensing agreements are deferred and recognized ratably over the period of the obligation or agreement. The Company recognizes revenue and gross profit from evaluation units shipped only upon receipt of payment or upon customer acceptance and reasonably assured collection.

2) Going Concern Uncertainty

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has incurred substantial losses for its past three fiscal years. At December 31, 2001, current liabilities exceed current assets by approximately $2,300,000, total liabilities exceed total assets by approximately $1,800,000 and the accumulated deficit aggregated approximately $74,600,000. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

In addition, effective July 11, 2001, the Company's common stock was delisted by The Nasdaq National Market due to a failure to pay overdue annual and additional listing fees in the amount of $44,125 and the inability to meet the minimum bid price requirements for continued listing.

Operating losses have had and continue to have a substantial negative effect on the Company's cash balance. The Company's goal of returning to profitability and developing a more dependable revenue base relies on the success of the VocalWare IP product line. To successfully penetrate the target markets, the Company expects that significant additional resources will need to be expended in order to expand its sales and marketing infrastructure and operation systems, and to finance inventory and receivables.

The Company has historically funded operations with the proceeds from the sale of equity securities and has not generated positive cash flows from operations for the past three years. The Company will need to raise more money to continue to finance its operations and may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place the Company in significant financial jeopardy.

During July 2001, the Company decreased its overhead through payroll reductions and related benefit costs (reducing its workforce from 77 employees to 6 employees). Management is also currently consolidating operations into one location thereby effecting savings on rent and associated facility costs. The Company believes that these cost reductions and the raising of additional financing will allow them to continue in existence.

3) Earnings (Loss) Per Share

Net loss per share of common stock is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS No. 128, basic earnings/loss per share excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted loss per share approximates basic loss per share, as no potential common shares are to be included in the computation when a loss from continuing operations available to common shareholders exists.

4) Inventory

Inventory is valued at the lower of cost (principally standard cost which approximates first-in, first-out) or market (net realizable value). Costs include materials, labor, overhead, and subcontract charges as applicable. If in the ordinary course of business, management determines that the utility of its inventory is no longer as great as its cost, due to obsolescence, physical deterioration, changes in price levels, etc., the Company will recognize a reduction in the value of its inventory and record a corresponding charge to income. No significant inventory adjustments where made during the quarter and six months ending December 31, 2001.

Inventory consists of the following:

                                             December 31,        June 30,
                                                2001              2001
                                             ----------         ----------
      Finished goods                         $  572,660         $1,054,557
      Work in process                           322,797            322,797
      Raw materials                           1,499,152          1,499,152
                                             ----------         ----------
      Total inventory                        $2,394,609         $2,876,506
                                             ==========         ==========

5) Convertible Debt

May 2001 Private Placement

In May 2001, the Company issued one year, 10% secured convertible promissory notes and 1,166,667 common stock purchase warrants for $700,000. The notes are convertible at any time at the holders' option into common stock at $0.30 per share. The warrants are exercisable at a price of $0.30 per share through May 2006. As of February 20, 2002, there have been no conversions on the notes.

June 2001 Private Placement

On June 12, 2001, the Company signed an agreement to place up to $1 million in 6% convertible debentures and warrants to two institutional investors. The parties amended the agreement on July 17, 2001, October 18, 2001, and December 19, 2001. The convertible debentures have an interest rate of 6% per annum and mature 3 years from their date of issuance. Under the terms of the convertible debentures, the holders can elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of Company common stock at the lesser of a fixed price that represents a 10% premium to the closing bid price of common stock at the time the debentures were issued and 50% of the average of the 5 lowest closing bid prices of Company common stock during the 25 business days immediately preceding the conversion date. Under the agreements, and pursuant to Section 4(2) of the Securities Act of 1933, amended, the Company issued to the investors $500,000 principal amount of convertible debentures on June 18, 2001, $240,000 principal amount of convertible debentures on July 30, 2001, $130,000 principal amount of convertible debentures on September 6, 2001, $277,499, principal amount of convertible debentures on October 18, 2001, $128,000, principal amount of convertible debentures on January 22, 2002 and $176,554 principal amount of convertible debentures on March 28, 2002. On June 18, 2001, the Company also issued to the investors common stock purchase warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $0.14. On October 18, 2001 the parties amended the agreement to increase the investment amount by $147,499 and the Company granted to the investors a security interest in all of the assets of the Company covering all prior and future indebtedness of the Company to the investors. On January 22, 2002 and March 28, 2002 the parties increased the investment amount by $128,000 and $176,554, respectively, by the issuance of additional 6% convertible debentures. The Company used the proceeds from the private placement primarily for general corporate purposes. The Company is obligated to file a registration statement for the shares issuable upon conversion of the convertible debentures and warrants with the SEC. The Company was also obligated to cause the registration statement to be declared effective by October 2, 2001 and is currently accruing liquidated damages at the rate of 2% of the outstanding principal amount of the convertible debentures per month. These penalties may be paid in cash or, at the investors' option, in common stock. In addition, if the Company issues additional shares of common stock, then antidilution provisions contained in the convertible debentures may reduce the conversion price of the shares issued to the investors so as to prevent dilution of the their investment in the Company. For the six months ending December 31, 2001 , there have been $20,000 principal conversions on the notes.

6) Warrants

The following table summarizes the outstanding warrants as of the end of December 31, 2001 and June 30, 2001, respectively. Each warrant in the table is convertible into one share of the Company's common stock for the indicated price.

Warrants outstanding as of                       Dec 31, 2001       June30, 2001        Price         Expiration
--------------------------                       ------------       ------------        -----         ----------
June 2001 6% convertible debentures                 1,000,000          1,000,000     $  0.14          Jun. 2004
Equity Line of Credit                              16,366,612                 --        0.07027       Jul. 2004
May 2001 10% convertible notes                      1,166,667          1,166,667        0.30          May 2006
March 2001 private placement                          304,762            304,762        0.9875        Mar. 2006
June 2000 private placement                           471,822            471,822        5.45          Jun. 2002
December 1999 private placement                       571,429            571,429        0.9875        Dec. 2003
June 1999 private placement                           693,888            693,888        0.9875        Dec. 2003
                                                   ----------          ---------

Total warrants outstanding                         20,575,180          4,208,568
                                                   ==========          =========

7) Shareholders Equity

Equity Line of Credit

On July 26, 2001, the Company signed what is sometimes termed an equity line of credit or an equity draw down facility with Grenville Finance Ltd. In general, Grenville has committed up to $30 million to purchase our common stock over a 36 month period beginning after and during the period a resale registration statement registering the shares purchased pursuant to the equity line of credit is effective. During the periods the resale registration statement is effective, the Company may request a draw of up to $1 million of that money, subject to a formula based on average stock prices and average trading volumes, setting the maximum amount of any request for any given draw. The amount of money that Grenville will provide and the number of shares to be issued to Grenville in return for that money is settled twice during a 22-day trading period following the draw down request based on the formula in the stock purchase agreement. Grenville receives a 17.5% discount to the market price of Company common stock during the 22-day period and the Company receives the settled amount of the draw down, less 8% of such amount to Hadrian Investments Limited for placement agent fees. Additionally, we issued to Hadrian 500,000 shares in lieu of a cash payment of $25,000 for services rendered to the Company by Hadrian. In addition, the Company issued a warrant to Grenville to purchase up to 16,366,612 shares of Company common stock at an exercise price of $0.07027 and paid Grenville $20,000 for its legal fees and expenses incurred in connection with the equity line of credit. The Company recorded unamortized financing cost of $553,066 and additional paid in capital related to the issuance of these warrants. The financing cost are being amortized over a three year period beginning July, 31, 2001 on a straight line basis resulting in the Company amortizing $76,815 for the six months ending December 31, 2001. The issuances of the securities to the accredited investors are made pursuant to Section 4(2) of the Securities Act. The Company will use the proceeds from the equity line for general corporate purposes. On November 6, 2001, the Company was dropped from the OTCBB. The Company notified Grenville Finance of this occurrence and received from Grenville Finance a waiver of Article 6 section 6.2 (a) (ii) of the Common Stock Purchase Agreement on termination of the agreement based on the de-listing from a principal market.

Beneficial conversion features of convertible debt

The beneficial conversion features of the convertible debentures issued in October and December 2001 have been recognized by recording additional paid in capital and interest expense for the three months and six months ending December 31, 2001. The amount of the beneficial conversion and interest expense is calculated as of the date of issuance as the difference between the conversion price and the fair value of the common stock into which the note is convertible. The Company recognized beneficial conversion interest expense and corresponding additional paid in capital for approximately $317,000 and $687,000 for the three and six months ending December 31, 2001, respectively.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
DATA RACE, Inc.
Plano, Texas

      We have audited the accompanying balance sheet of DATA RACE, Inc. as of June 30, 2001, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DATA RACE, Inc. as of June 30, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $16,775,750 for the year ended June 30, 2001 and has incurred substantial losses for each of the preceding 2 years. At June 30, 2001, current liabilities exceed current assets by $1,274,179 and total liabilities exceed total assets by $561,814. These factors and others discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                                                   /s / LAZAR LEVINE & FELIX LLP

New York, New York
November 2, 2001

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders

DATA RACE, Inc.:

      We have audited the accompanying balance sheet of DATA RACE, Inc. as of June 30, 2000 and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DATA RACE, Inc. as of June 30, 2000, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2000, in conformity with generally accepted accounting principles.

                                                                    /s/ KPMG LLP

San Antonio, Texas
September 11, 2000

DATA RACE, Inc.
BALANCE SHEETS

                                                                                     As of June 30,
                                                                              ----------------------------
                                                                                  2001            2000
                                                                              ------------    ------------
ASSETS

Current assets:
    Cash and cash equivalents .............................................   $      9,334    $ 11,059,061
    Accounts receivable, net ..............................................          2,026           6,401
    Note receivable, current ..............................................             --         233,333
    Inventory .............................................................      2,876,506         249,876
    Prepaid expenses and deposits .........................................             --         206,001
                                                                              ------------    ------------
        Total current assets ..............................................      2,887,866      11,754,672

Note receivable, non-current ..............................................             --         116,667
Property and equipment, net ...............................................        674,798       1,235,919
Other assets ..............................................................         84,630          84,630
                                                                              ------------    ------------
        Total assets ......................................................   $  3,647,294    $ 13,191,888
                                                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable ......................................................   $  2,327,133    $    504,001
    Accrued expenses ......................................................        638,167         960,346
     Obligations under capital lease, current .............................        125,078              --
     Convertible debentures ...............................................      1,071,667              --
                                                                              ------------    ------------
        Total current liabilities .........................................      4,162,045       1,464,347

Non-current liabilities:
     Obligations under capital lease, non-current .........................         47,063              --
                                                                              ------------    ------------
                                                                                 4,209,108       1,464,347
                                                                              ------------    ------------

Commitments and contingencies

Shareholders' equity (deficit):
    Common stock, no par value, 70,000,000 shares authorized
      34,358,521 and 26,083,364 shares issued and outstanding at June
      30, 2001 and 2000, respectively .....................................     62,420,978      59,806,425
    Additional paid-in capital ............................................      9,545,152       7,673,310
    Accumulated deficit ...................................................    (72,527,944)    (55,752,194)
                                                                              ------------    ------------
        Total shareholders' equity (deficit) ..............................       (561,814)     11,727,541
                                                                              ------------    ------------
         Total liabilities and shareholders' equity .......................   $  3,647,294    $ 13,191,888
                                                                              ============    ============

See accompanying notes to financial statements

DATA RACE, Inc.
STATEMENTS OF OPERATIONS

                                                             Years Ended June 30,
                                               --------------------------------------------
                                                    2001            2000            1999
                                               ------------    ------------    ------------

Total revenue from continuing operations ...   $     62,698    $    316,212    $    835,798

Cost of revenue ............................      1,344,506         761,759       1,532,733
                                               ------------    ------------    ------------

      Gross profit (loss) ..................     (1,281,808)       (445,547)       (696,935)
                                               ------------    ------------    ------------

Operating expenses:
  Engineering and product development ......      4,995,226       3,293,231       2,384,787
  Sales and marketing ......................      4,757,711       2,618,432       1,927,894
  General and administration ...............      5,211,493       3,118,612       4,290,885
                                               ------------    ------------    ------------
      Total operating expenses .............     14,964,430       9,030,275       8,603,566
                                               ------------    ------------    ------------

      Operating loss .......................    (16,246,238)     (9,475,822)     (9,300,501)

Interest income ............................        239,301         395,078         129,624
Interest expense ...........................       (856,233)             --              --
Other income ...............................         87,420          45,372           5,565
                                               ------------    ------------    ------------

Loss from continuing operations ............    (16,775,750)     (9,035,372)     (9,165,312)

Income from discontinued operations ........             --         217,734         620,452
                                               ------------    ------------    ------------

        Net loss ...........................   $(16,775,750)   $ (8,817,638)   $ (8,544,860)
                                               ============    ============    ============


Per share data:
  Net loss .................................   $(16,775,750)   $ (8,817,638)   $ (8,544,860)
  Effect of beneficial conversion feature of
    convertible preferred stock ............             --        (235,718)     (3,888,923)
                                               ------------    ------------    ------------
  Net loss applicable to common
    stock ..................................   $(16,775,750)   $ (9,053,356)   $(12,433,783)
                                               ============    ============    ============

  Net basic and diluted loss from
     continuing operations per common share    $      (0.60)   $      (0.42)   $      (0.81)
                                               ============    ============    ============
  Net basic and diluted loss per common
      share ................................   $      (0.60)   $      (0.41)   $      (0.77)
                                               ============    ============    ============


Weighted average shares outstanding ........     27,812,000      21,940,000      16,119,000
                                               ============    ============    ============

See accompanying notes to financial statements

                                      F-15
DATA RACE, Inc.
STATEMENTS OF SHAREHOLDERS' EQUITY

                                        Series A Convertible         Series C Convertible           Series D Convertible
                                          Preferred Stock              Preferred Stock                Preferred Stock
                                       ------------------------------------------------------------------------------------
                                       Shares          Amount       Shares            Amount       Shares            Amount
                                       ------------------------------------------------------------------------------------
Balances at June 30, 1998                 175       $ 224,970        1,681       $ 1,380,001           --       $        --
Net loss                                   --              --           --                --           --                --
Issuance of convertible
preferred stock, net of
offering cost of $248,820                  --              --           --                --        2,500            60,688
Redemption of preferred stock            (124)       (165,653)          --                --           --                --
Issuance of restricted common
stock and warrants, net
offering costs of $552,475                 --              --           --                --           --                --
Accretion of beneficial
conversion feature on
convertible preferred stock                --              --           --                --           --         2,478,655
Conversion of convertible
preferred stock to common
stock                                     (51)        (59,317)      (1,681)       (1,380,001)      (2,500)       (2,539,343)
Common stock issued for legal
and consulting services                    --              --           --                --           --                --
Exercise of stock options and
warrants                                   --              --           --                --           --                --
Employee stock purchase plan               --              --           --                --           --                --
                                       ------------------------------------------------------------------------------------
Balances at June 30, 1999                  --              --           --                --           --                --
Net loss                                   --              --           --                --           --                --
Issuance of common stock and
warrants, net of offering
costs of $ 300,000                         --              --           --                --           --                --
Issuance of common stock and
warrants, net of offering
costs of $419,999                          --              --           --                --           --                --
Accretion of beneficial
conversion feature on
convertible preferred stock                --              --           --                --           --                --
Conversion of convertible
preferred stock to common
stock                                      --              --           --                --           --                --
Common stock issued for legal
and consulting services                    --              --           --                --           --                --
Exercise of stock options and
warrants                                   --              --           --                --           --                --
Employee stock purchase plan               --              --           --                --           --                --
                                       ------------------------------------------------------------------------------------
Balances at June 30, 2000                  --              --           --                --           --                --
Net loss                                   --              --           --                --           --                --
Issuance of common stock in
exercise of warrants relating
to class A and B preferred
stock                                      --              --           --                --           --                --
Issuance of common stock in
cashless exercise of warrants
related to November 1998
private placement                          --              --           --                --           --                --
Issuance of common stock and
warrants in connection with
March 2001 private placement
net of offering costs                      --              --           --                --           --                --
Modification of warrant terms
to acquire common stock in
connection with the sale of
common stock in the March 2001
private placement                          --              --           --                --           --                --
Stock option compensation                  --              --           --                --           --                --
Issuance of common stock in
connection with convertible
debt                                       --              --           --                --           --                --
Exercise of warrants in
connection with June 2001
warrant agreement                          --              --           --                --           --                --
Exercise of stock options                  --              --           --                --           --                --
Employee stock purchase plan               --              --           --                --           --                --
                                       ------------------------------------------------------------------------------------
Balance at June 30, 2001                   --       $      --           --       $        --           --       $        --
                                       ====================================================================================

See accompanying notes to financial statements

DATA RACE, Inc.
STATEMENTS OF SHAREHOLDERS' EQUITY

                                        Series E Convertible         Series F Convertible
                                          Preferred Stock              Preferred Stock                    Common Stock
                                    -----------------------------------------------------------------------------------------
                                       Shares          Amount       Shares          Amount            Shares           Amount
                                    -----------------------------------------------------------------------------------------
Balances at June 30, 1998                  --       $      --       $  --        9,126,406       $33,334,779
Net loss                                   --              --          --               --                --               --
Issuance of convertible
preferred stock, net of
offering cost of $248,820                 750         473,425         750          491,113                --               --
Redemption of preferred stock              --              --          --               --                --               --
Issuance of restricted common
stock and warrants, net of
offering costs of $552,475                 --              --          --               --         3,134,064        5,705,745
Accretion of beneficial
conversion feature on
convertible preferred stock                --         336,574          --          159,444                --               --
Conversion of convertible
preferred stock to common
stock                                      --              --          --               --         4,499,567        3,978,661
Common stock issued for legal
and consulting services                    --              --          --               --         2,325,300        2,318,938
Exercise of stock options and
warrants                                   --              --          --               --         1,080,895        1,126,998
Employee stock purchase plan               --              --          --               --            18,291           24,489
                                    -----------------------------------------------------------------------------------------
Balances at June 30, 1999                 750         809,999         750          650,557        20,184,523       46,489,610
Net loss                                   --              --          --               --                --               --
Issuance of common stock and
warrants, net of offering
costs of $ 300,000                         --              --          --               --         1,904,761        3,700,000
Issuance of common stock and
warrants, net of offering
costs of $419,999                          --              --          --               --         1,572,738        5,580,001
Accretion of beneficial
conversion feature on
convertible preferred stock                --          53,426          --          182,292                --               --
Conversion of convertible
preferred stock to common
stock                                    (750)       (863,425)       (750)        (832,849)        1,094,447        1,696,274
Common stock issued for legal
and consulting services                    --              --          --               --           190,000          520,088
Exercise of stock options and
warrants                                   --              --          --               --         1,131,602        1,807,517
Employee stock purchase plan            5,293          12,935
                                    -----------------------------------------------------------------------------------------
Balances at June 30, 2000                  --              --          --               --        26,083,364       59,806,425
Net loss                                   --              --          --               --                --               --
Issuance of common stock in
exercise of warrants relating
to class A and B preferred
stock                                      --              --          --               --           210,222          472,999
Issuance of common stock in
cashless exercise of warrants
related to November 1998
private placement                          --              --          --               --           297,313               --
Issuance of common stock and
warrants in connection with
March 2001 private placement
net of offering costs                      --              --          --               --         3,047,620        1,147,888
Modification of warrant terms
to acquire common stock in
connection with the sale of
common stock in the March 2001
private placement                          --              --          --               --                --               --
Stock option compensation                  --              --          --               --                --               --
Issuance of common stock in
connection with convertible
debt                                       --              --          --               --         2,687,417          130,234
Exercise of warrants in
connection with June 2001
warrant agreement                          --              --          --               --         1,673,343          200,000
Exercise of stock options                  --              --          --               --           272,142          571,424
Employee stock purchase plan               --              --          --               --            87,100           92,008
                                    -----------------------------------------------------------------------------------------
Balance at June 30, 2001                   --              --          --               --        34,358,521      $62,420,978
                                    =========================================================================================

See accompanying notes to financial statements

DATA RACE, Inc.
STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          Total
                                              Additional Paid-In                          Shareholders'
                                              Capital              Accumulated Deficit    Equity
                                              --------------------------------------------------------
Balances at June 30, 1998                     $1,882,303            $(34,265,055)         $  2,556,998
Net loss                                              --              (8,544,860)           (8,544,860)
Issuance of convertible preferred stock,
net of offering cost of $248,820               2,725,954                      --             3,751,180
Redemption of preferred stock                         --                      --              (165,653)
Issuance of restricted common stock and
warrants, net of offering costs of $552,475    1,941,780                      --             7,647,525
Accretion of beneficial conversion
feature on convertible preferred stock           914,250              (3,888,923)                   --
Conversion of convertible preferred
stock to common stock                                 --                      --                    --
Common stock issued for legal and
consulting services                                   --                      --             2,318,938
Exercise of stock options and warrants                --                      --             1,126,998
Employee stock purchase plan                          --                      --                24,489
                                              --------------------------------------------------------
Balances at June 30, 1999                      7,464,287             (46,698,838)            8,715,615
Net loss                                              --              (8,817,638)           (8,817,638)

Issuance of common stock and warrants,
net of offering costs of $300,000                     --                      --             3,700,000

Issuance of common stock and warrants,
net of offering costs of $419,999                     --                      --             5,580,001

Accretion of beneficial conversion
feature on convertible preferred stock                --                (235,718)                   --
Conversion of convertible preferred
stock to common stock                                 --                      --                    --
Common stock issued for legal and
consulting services                              209,023                      --               729,111

Exercise of stock options and warrants                --                      --             1,807,517
Employee stock purchase plan                          --                  12,935
                                              --------------------------------------------------------
Balances at June 30, 2000                      7,673,310             (55,752,194)           11,727,541
Net loss                                              --             (16,775,750)          (16,775,750)
Issuance of common stock in exercise of
warrants relating to class A and B
preferred stock                                       --                      --               472,999
Issuance of common stock in cashless
exercise of warrants related to November
1998 private placement                                --                      --                    --
Issuance of common stock and warrants in
connection with March 2001 private
placement net of offering costs                  164,718                      --             1,312,606
Modification of warrant terms to acquire
common stock in connection with the sale
of common stock in the March 2001
private placement                                687,394                      --               687,394
Stock option compensation                        176,873                      --               176,873
Issuance of common stock in connection
with convertible debt                                 --                      --               130,234
Exercise of warrants in connection with
June 2001 warrant agreement                           --                      --               200,000
Accretion of beneficial conversion
feature on convertible debentures issued
in May 2001                                      685,074                      --               685,074
Accretion of beneficial conversion
feature on convertible debentures issued
pursuant to convertible debentures
purchase agreement executed in June 2001         157,783                      --               157,783
Exercise of stock options                             --                      --               571,424
Employee stock purchase plan                          --                      --                92,008
                                              --------------------------------------------------------
Balance at June 30, 2001                      $9,545,152            $(72,527,944)         $   (561,814)
                                              ========================================================

See accompanying notes to financial statements

DATA RACE, Inc.
STATEMENTS OF CASH FLOWS

                                                                         Years Ended June 30,
                                                            --------------------------------------------
                                                                2001            2000            1999
                                                            ------------    ------------    ------------
    Cash flows from operating activities:
      Net loss from continuing operations ...............   $(16,775,750)   $ (9,035,372)   $ (9,165,312)
      Adjustments to reconcile net loss from continuing
       operations to net cash (used in) operating
       activities:

        Depreciation and amortization ...................        538,762         297,454         310,795
        Non-cash consulting and legal fees ..............             --         729,111       2,318,939
        Non-cash beneficial conversion feature on
         convertible debentures for May and June 2001
         private placements .............................        842,857              --              --
        Non-cash stock option compensation ..............        176,873              --              --
        Loss on impaired property and equipment .........      1,180,978              --              --
        Loss on sales of property and equipment .........         35,598           3,773              --
        Changes in assets and liabilities:

          Accounts and notes receivable .................        354,375          48,667          22,703
          Inventory .....................................     (2,626,630)       (154,781)        309,210

          Prepaid expenses, deposits and other assets ...        206,001        (111,627)       (153,615)

          Accounts payable ..............................      1,823,132         273,785         (65,778)
          Accrued expenses ..............................       (322,179)         74,372        (568,936)
                                                            ------------    ------------    ------------
            Net cash used in operating activities .......    (14,565,983)     (7,874,618)     (6,991,994)
                                                            ------------    ------------    ------------

    Cash flows from investing activities:
      Purchase of property and equipment ................     (1,045,058)       (339,351)        (27,411)

      Proceeds from sale of property and equipment ......          4,146              --           3,235
                                                            ------------    ------------    ------------
          Net cash used in investing activities .........     (1,040,912)       (339,351)        (24,176)
                                                            ------------    ------------    ------------

    Cash flows from financing activities:
      Proceeds from the issuance of convertible notes
      payable ...........................................      1,071,667              --              --
      Capital leases, net ...............................         18,836
      Redemption of Series A preferred stock ............             --              --        (165,653)
      Net proceeds from the issuance of preferred stock .             --              --       3,751,180
      Net proceeds from issuance of common stock ........      3,466,665      11,100,453       8,799,012
                                                            ------------    ------------    ------------
          Net cash provided by financing activities .....      4,557,168      11,100,453      12,384,539
                                                            ------------    ------------    ------------

    Cash flows from discontinued operations .............             --         517,599         642,315
                                                            ------------    ------------    ------------

    Net increase (decrease) in cash and cash  equivalents    (11,049,727)      3,404,083       6,010,684

    Cash and cash equivalents at beginning of year ......     11,059,061       7,654,978       1,644,294
                                                            ------------    ------------    ------------

    Cash and cash equivalents at end of year ............   $      9,334    $ 11,059,061    $  7,654,978
                                                            ============    ============    ============

    Supplemental Disclosure:
         Interest income (expense), net .................   $   (616,932)   $    395,078    $    129,624
         Taxes paid .....................................   $         --    $         --    $         --

See accompanying notes to financial statements.

DATA RACE, Inc.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001, 2000, and 1999

1) Description of Business and Summary of Significant Accounting Policies

Description of Business

      DATA RACE, Inc. ("Data Race" or the "Company"), currently doing business as IP AXESS, provides integrated IP based remote work solutions over multiple access media. The Company's VocalWare(TM) IP client/server product line provides users in remote locations with simultaneous access to critical corporate resources including phone, fax, Internet, and E-mail over a single connection via: DSL, cable modem, LAN, Frame Relay, ATM or high speed dial-up through VPN, local ISP POP, or PSTN. The Company, after exiting the network multiplexer business in January 2000, currently operates in one business segment.


Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

      Accounts receivable as shown is net of allowance for doubtful accounts of approximately $2,000 and $500 at June 30, 2001 and 2000, respectively.

Inventory

      Inventory is valued at the lower of cost (principally standard cost which approximates first-in, first-out) or market (net realizable value). Costs include materials, labor, overhead, and subcontract charges as applicable. If in the ordinary course of business, management determines that the utility of its inventory is no longer as great as its cost, due to obsolescence, physical deterioration, changes in price levels, etc., the Company will recognize a reduction in the value of its inventory and record a corresponding charge to income.

Property and Equipment

      Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Major renewals and betterments are charged to the property accounts while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. Depreciation of property and equipment is provided at amounts calculated to amortize the cost of the assets over their useful economic lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

      During fiscal year 2001, the Company invested approximately $434,000 in a new e-business platform in which the Company was unifying its sales, customer service, MRP and accounting systems. Implementation of the system had to be abandoned during May of 2001 due to the Company's financial difficulties and the loss of key personnel responsible for implementation of the system. The Company recorded as an asset impairment, approximately $403,000 relating to the e-business platform. In addition the Company recorded approximately $778,000 in asset impairment on non-amortized leasehold improvements in August 2001 pertaining to the early termination of the San Antonio facilities. The Company anticipated this action as it was consolidating its facilities prior to the close of the fiscal year ending June 30, 2001. The Company believes its facilities are more than adequate to meet the current and future needs during fiscal 2002 without modification or further expense.

Convertible Preferred Securities

      The beneficial conversion features of the Series A, C, D, E and F Convertible Preferred Stock ("Preferred Stock") have been recognized by allocating a portion of the proceeds to additional paid-in capital. The amount allocated to additional paid-in capital consists of the conversion discount on the Preferred Stock and the value attributed to the warrants. The conversion discount is calculated as of the date of issuance as the difference between the conversion price and the fair value of the common stock into which the security is convertible. Because the security provides for more than one conversion rate, the computation is made using the conversion terms most beneficial to the investor, regardless of the actual discount applied upon conversion. The value of the warrants is calculated using the Black-Scholes option pricing model and may not correspond to a market value.

      The calculated intrinsic value of the beneficial conversion features of the Preferred Stock, the offering costs and the premium results in non-cash charges to the loss available to common shareholders in the computation of loss per common share over the conversion period. As a result, approximately $ 0, $236,000, and $3,889,000 in non-cash charges are reflected in the loss per common share for the years ended June 30, 2001, 2000, and 1999, respectively.

Fair Value of Financial Instruments

      The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and notes payable. The book value of cash and cash equivalents, accounts receivable, notes receivable, accounts payable and notes payable are representative of their respective fair values due to the short-term maturity of those instruments.

      The benefical conversion features of the convertible debentures issued in May and June 2001 have been recognized by recording additional paid in capital and interest expense for the year ending June 30, 2001. The amount of the benefical conversion and interest expense is calculated as of the date of issuance as the difference between the conversion price and the fair value of the common stock into which the note is convertible. The value of the benefical conversion is calculate using the Black-Scholes option pricing model and may not correspond to market value. The May 2001 benefical conversion feature using the model assuming a risk free rate of return of 4.93% and a volatility of 152.96% resulted in the company recording a one time charge to additional paid-in-capital of $685,074 and a corresponding charge to interest expense in May 2001. The June 2001 benefical conversion feature relating to the June 2001 private placement using the Black-Scholes model assuming a volatility of 166.17% and risk free rate of return 4.35% resulted in the Company recording a one time charge to additional paid-in-capital of $ 157.783 and a corresponding charge to interest expense in June 2001.

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

      Revenue is generally recognized upon direct sale and shipment of products to end-user customers or when contractual services have been provided to end-user customers, title has passed to the end-user customer, the fee and terms are fixed or determinable, and collectibility is reasonably assured. Such method is in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. Revenue is generally recognized upon reseller (indirect) sale of products when title has passed to the reseller, a reseller agreement exists, the fee and terms are fixed or determinable, and collectibility is reasonably assured. The Company does have a reservation of title on resellers where the products are delivered to reseller's location or reseller's end-user location outside the United States. The Company reserves title in the products until either: a) reseller pays in full for the products; or b) reseller sells the product to a third party at which time title passes to the third party. The Company, in most reseller agreements, has an inventory balancing provision, which generally gives the reseller the opportunity to balance its inventory by returning for credit up to 20% of the value of the products shipped during a quarter. The Company will record a liability for up to 20% on sales by resellers for the inventory balancing provision. The Company also has price protection for most resellers where products shipped to resellers whose price have been decreased will be price protected if the resellers products are unopened and shipped to reseller 180 days or less prior to the effective date of price decrease. The reseller must submit a claim within 30 days of the effective date of the price decrease to receive credit in the amount of the price decrease multiplied by the qualifying units.

      Revenue from service obligations and licensing agreements are deferred and recognized ratably over the period of the obligation or agreement. The Company recognizes revenue and gross profit from evaluation units shipped only upon receipt of payment or upon customer acceptance and reasonably assured collection.

Comprehensive Income

      The Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income", in June of 1997. This statement established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. For all periods presented, no elements of comprehensive income exist other than loss from operations.

Warranty Expense

      The Company generally offers one or two year warranty coverage on the majority of its products. Warranty costs are accrued and expensed when revenue is recognized based upon the Company's experience with such costs. As of June 30, 2001, the Company had no accrual for warranty costs.

Research and Development

      All engineering and product research and development expenditures are charged against operations as incurred. Research and development costs charged to continuing operations aggregated approximately $5,000,000, $3,293,000 and $2,385,000 in fiscal 2001, 2000, and 1999, respectively.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired on this basis, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Stock Based Compensation

      The Company accounts for stock-based compensation using the intrinsic value method described in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations (including FASB Interpretation No. 44). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock Based Compensation."

      Equity instruments issued to non-employees that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received. Equity instruments issued to non-employees which are either unvested or forfeitable, for which counter-party performance is required for the equity instrument to be earned, are measured initially at fair value and subsequently adjusted for changes in fair value until the earlier of: (1) the date at which a commitment for performance is required for performance by the counter-party to earn the equity instrument is reached, or (2) the date of which the counter-party's performance is complete.

Earnings (Loss) Per Share

      Net loss per share of common stock is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS No. 128, basic earnings/loss per share excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted earnings/loss per share when their inclusion would be antidilutive. The Company had approximately 3,434,000 and 2,734,000 options outstanding as of June 30, 2001 and 2000, respectively. The Company had no preferred stock outstanding as of June 30, 2001 and 2000. As of June 30, 2001, the Company had warrants outstanding to purchase 20,575,180 shares of common stock. As of June 30, 2000 the Company had warrants outstanding to purchase 2,808,139 shares of common stock.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the pooling of interest method of accounting is no longer allowed for business combinations and goodwill and other intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

      In August 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (FASB 144) which is effective for fiscal years beginning after December 15, 2001. FASB 144 supercedes FASB 121 on the impairment of long-lived assets and certain reporting provision of APB 30 dealing with the disposal of a business segment.

2) Discontinued Operations

      The Board of Directors approved discontinuing the network multiplexer product business segment in January 2000. Accordingly, the financial statements for the years ended June 30, 2000 and 1999 reflect the operations of the multiplexer product business as a discontinued operation. The Company sold its network multiplexer business to HT Communications in March 2000 for $350,000. The Company to date has received approximately $6,000 in principal payments and $4,500 in royalty payments. The Company is in the process of filing suit against HT Communications demanding payment on the past due balances. Due to defaults upon the agreement between the Company and HT communications, the Company removed the unrecognized portion of the deferred gain in the amount of $331,601 from its books along with the associated note receivable balance.

3) Going Concern Uncertainty

      The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As shown in the financial statements, the Company incurred a substantial loss of $16,775,750 for the year ended June 30, 2001 and has incurred losses for each of the preceding 2 years. At June 30, 2001, current liabilities exceed current assets by $1,274,179, total liabilities exceed total assets by $561,814 and the accumulated deficit aggregated $72,527,944. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. See ITEM 1 BUSINESS - Certain Business Risks - We Will Need Additional Capital to Sustain Operations and footnote 10, Shareholders' Equity - Equity Line of Credit.

      In addition, effective July 11, 2001, the Company's common stock was delisted by The Nasdaq National Market due to a failure to pay overdue annual and additional listing fees in the amount of $44,125 and the inability to meet the minimum bid price requirements for continued listing.

      Operating losses have had and continue to have a substantial negative effect on the Company's cash balance. The Company's goal of returning to profitability and developing a more dependable revenue base relies on the success of the VocalWare IP product line. To successfully penetrate the target markets, the Company expects that significant additional resources will need to be expended in order to expand its sales and marketing infrastructure and operation systems, and to finance inventory and receivables.

      The Company has historically funded operations with the proceeds from the sale of equity securities and has not generated positive cash flows from operations for the past three years. The Company will need to raise more money to continue to finance its operations and may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place the Company in significant financial jeopardy.

      During July 2001 (subsequent to the balance sheet date) the Company decreased its overhead through payroll reductions and related benefit costs (reducing its workforce from 77 employees to 6 employees). Management is also currently consolidating operations into one location thereby effecting savings on rent and associated facility costs. The Company believes that these cost reductions and the raising of additional financing will allow them to continue in existence.

4) Accounts Receivable and Major Customers

      During fiscal 2001 aggregate revenues from shipments to three customers represented 85% of total revenues. Revenue from shipments to and fees from Sabratek (a significant customer) represented 65.2% and 50% of revenue from continuing operations for fiscal 2000 and 1999, respectively. Credit limits, ongoing credit evaluation, and account-monitoring procedures are used by the Company to minimize the risk of loss on accounts receivable. Generally, collateral is not required. Export revenues were 4% of total revenue for fiscal 1999. Export revenues were not significant during fiscal 2001 or fiscal 2000.

5) Inventory

Inventory consists of the following:
                                               June 30, 2001    June 30, 2000
                                               -------------    -------------
      Finished goods .....................       $1,054,557       $138,014
      Work in progress ...................          322,797         80,151
      Raw materials ......................        1,499,152         31,711
                                                 ----------       --------
           Total net inventory ...........       $2,876,506       $249,876
                                                 ==========       ========

      Inventory is valued at the lower of cost (principally standard cost which approximates first-in, first-out) or market (net realizable value). Costs include materials, labor, overhead, and subcontract charges as applicable. If in the ordinary course of business, management determines that the utility of its inventory is no longer as great as its cost, due to obsolescence, physical deterioration, changes in price levels, etc., the Company will recognize a reduction in the value of its inventory and record a corresponding charge to income.

6) Property and Equipment

Property and equipment consists of the following:


                                           June 30,        June 30,      Useful
                                             2001            2000         Lives
                                          -----------    -----------    ----------
      Leasehold improvements ..........   $        --    $ 1,560,385
      Furniture, fixtures and equipment     3,103,959      2,345,925    2 - 5 yrs.
                                          -----------    -----------
                                            3,103,959      3,906,310
      Accumulated depreciation ........    (2,429,161)    (2,670,391)
                                          -----------    -----------
          Total property and equipment    $   674,798    $ 1,235,919
                                          ===========    ===========

      Because the Company terminated the lease for the San Antonio, Texas facility after the close of its fiscal year 2001 (August, 2001), the Company elected to record an asset impairment for the San Antonio leasehold improvements resulting in a loss of $778,278. The Company also wrote off $402,700 in impaired assets relating to its inability to further proceed with the implementation of its new e-business integrated operating platform. The e-business platform was to internally unify the Company's sales, customer service, material resources planning (MRP) and accounting systems activities. The cost of this operating platform consisted of the cost to acquire servers, associate server software, applications software, initial training and external consultant implementation. Implementation of the system had to be abandoned during May of 2001 due to financial difficulties and the loss of key personnel responsible for implementing this system. The total impairment loss of $1,180,978 is included in General and Administration expenses.

7) Accrued Expenses

Accrued expenses consists of the following:
                                                       June 30,         June 30,
                                                         2001             2000
                                                       --------         --------

Deferred gain ................................         $     --         $334,788
Payroll ......................................          399,651          215,833
Accrued vacation .............................          133,764           82,164
Other ........................................          104,752          327,561
                                                       --------         --------
     Total accrued expenses ..................         $638,167         $960,346
                                                       ========         ========

      Due to defaults upon the agreement between the Company and HT communications, the Company removed the unrecognized portion of the deferred gain in the amount of $331,601 from its books along with the associated note receivable (see Note 2).

8) Income Taxes

      As a result of operating losses sustained, there was no income tax expense (benefit) for the fiscal years ended June 30, 2001, 2000 and 1999. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2001 and 2000 are presented below:

                                                                            June 30,
                                                                  ----------------------------
Deferred tax assets:                                                  2001             2000
                                                                  ------------    ------------
      Accounts receivable due to allowances for financial
       reporting purposes .....................................   $        700    $        192
      Inventory, principally due to write-down for financial
         reporting purposes ...................................        327,800         208,312
      Property and equipment, due to difference in depreciation         67,300         223,007
      Accrued expenses ........................................        168,500         128,240
      Net operating loss carryforwards ........................     24,396,100      19,514,286
      Alternative minimum tax credit carryforwards ............         93,700          83,645
      Research and experimentation credit carryforwards .......        881,600         678,176
      Other, net ..............................................             --           4,068
                                                                  ------------    ------------
          Total gross deferred tax assets .....................     25,935,700      20,839,926
          Less valuation allowance ............................    (25,935,700)    (20,839,926)
                                                                  ------------    ------------
          Net deferred tax asset ..............................   $         --    $         --
                                                                  ============    ============

      The valuation allowance related to deferred tax assets increased by approximately $5,096,000 and $3,040,000 during the years ended June 30, 2001 and 2000, respectively.

      In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income, management has provided a 100% valuation allowance for the Company's deferred tax assets at June 30, 2001. The amount of the deferred tax asset considered realizable, however, could fluctuate in the near term if estimates of future taxable income during the carryforward period are adjusted.

      Reconciliation of the U.S. Federal statutory rate to the Company's effective tax rate for each fiscal year is as follows:

                                                             2001     2000     1999
                                                             ----     ----     ----
      U. S. Federal statutory rate .......................   34.0%    34.0%    34.0%
      Increase (reduction) in income taxes resulting from:
      Provision for valuation allowance ..................  (34.0)   (34.0)   (34.0)
                                                            -----    -----    -----
      Net effective tax rate .............................     --       --       --
                                                            =====    =====    =====


      At June 30, 2001, the Company had net operating loss ("NOL") carryforwards for federal and state income tax purposes of approximately $70,980,000, which expire beginning in 2008. The Company also has research and experimentation credit carryforwards for federal income tax purposes of approximately $678,000, which began expiring in 2000, and alternative minimum tax credit carryforwards of approximately $84,000. The Internal Revenue Code section 382 limits NOL and tax credit carryforwards when an ownership change of more than fifty percent of the value of stock in a loss corporation occurs within a three-year period. In fiscal 1999, 1998 and 1997 the Company issued preferred stock that has since been converted into common stock. Accordingly, the ability to utilize remaining NOL and tax credit carryforwards may be significantly restricted.

9) Convertible Debentures

May 2001 Private Placement of Convertible Notes

      In May 2001 the Company issued two 10% secured convertible promissory notes with principal amounts, in the aggregate, of $700,000, and 1,166,667 common stock purchase warrants. The notes mature one year from their date of issuance. The notes and warrants were issued pursuant to Section 4(2) of the Securities Act, as amended, in equal amounts to two accredited investors. The proceeds to the Company from the sale of the notes was $700,000. The Company used the proceeds from the private placement primarily for general corporate purposes. The notes are convertible at any time at the holders option into common stock at $0.30 per share. The warrants of which the total value are $110,179, are exercisable at a price of $0.30 per share through May 2006.

June 2001 Private Placement of Convertible Debentures

      On June 12, 2001 the Company signed an agreement to place up to $1 million in 6% convertible debentures and warrants to two accredited investors. The parties amended the agreement on July 17, 2001, October 18, 2001 and December 19, 2001. The convertible debentures have an interest rate of 6% per annum and mature 3 years from their date of issuance. Under the terms of the convertible debentures, the holders can elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of Company common stock at the lesser of a fixed price that represents a 10% premium to the closing bid price of common stock at the time the debentures were issued and 50% of the average of the 5 lowest closing bid prices of Company common stock during the 25 business days immediately preceding the conversion date. Under the agreements, as amended, and pursuant to Section 4(2) of the Securities Act of 1933, as amended, the Company issued to the investors $500,000 principal amount of convertible debentures on June 18, 2001, $240,000 principal amount of convertible debentures on July 30, 2001, $130,000 principal amount of convertible debentures on September 6, 2001, $277,499 principal amount of convertible debentures on October 18, 2001, $128,000 principal amount of convertible debentures on January 22, 2002 and $176,554 principal amount of convertible debentures on March 28, 2002. On June 18, 2001, the Company also issued to the investors common stock purchase warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $0.14. On October 18, 2001 the parties amended the agreement to increase the investment amount by $147,499 and the Company granted to the investors a security interest in all of the assets of the Company covering all prior and future indebtedness of the Company to the investors. We have received proceeds from the sale of the convertible debentures equal to $1,452,053 less $80,000 to Hadrian Investments Limited for placement agent fees, or 8% of the proceeds received for the first $1,000,000 principal amount of convertible debentures issued to the investors, and less $25,000 to cover the legal expenses of the investors. The Company used the proceeds from the private placement primarily for general corporate purposes. The Company is obligated to file a registration statement for the shares issuable upon conversion of the convertible debentures and warrants with the SEC. The Company was also obligated to cause the registration statement to be declared effective by October 2, 2001 and is currently accruing liquidated damages at the rate of 2% of the outstanding principal amount of the convertible debentures per month. These penalties may be paid in cash or, at the investors' option, in common stock. In addition, if the Company issues additional shares of common stock, then antidilution provisions contained in the convertible debentures may reduce the conversion price of the shares issued to the investors so as to prevent dilution of the their investment in the Company.

10) Shareholders' Equity

Equity Line of Credit

      In July 2001, subsequent to the balance sheet date, the Company signed what is sometimes termed an equity line of credit or an equity draw down facility with an accredited investor, Grenville Finance Ltd. In general, Grenville has committed up to $30 million to purchase our common stock over a 36 month period beginning after and during the period a resale registration statement registering the shares purchased pursuant to the equity line of credit is effective. During the periods the resale registration statement is effective, the Company may request a draw of up to $1 million of that money, subject to a formula based on average stock prices and average trading volumes, setting the maximum amount of any request for any given draw. The amount of money that Grenville will provide and the number of shares to be issued to Grenville in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. Grenville receives a 17.5% discount to the market price of Company common stock during the 22-day period and the Company receives the settled amount of the draw down. Also in July 2001, the Company issued a warrant to Grenville to purchase up to 16,366,612 shares of Company common stock at an exercise price of $0.07027 and paid Grenville $20,000 for its legal fees and expenses incurred in connection with the equity line of credit. The issuances of the securities to the accredited investors are made pursuant to Section 4(2) of the Securities Act. The Company will use the proceeds from the equity line for general corporate purposes. On November 6, 2001, the Company was dropped from the OTCBB. The Company notified Grenville Finance of this occurrence and received from Grenville Finance a permanent waiver of Article 6 section 6.2 (a) (ii) of the Common Stock Purchase Agreement on termination of the agreement based on the de-listing from a principal market.

March 2001 Private Placement

      On March 2, 2001, the Company completed a Section 4(2) private placement of 3,047,620 shares of its common stock, and warrants to purchase 304,762 shares of common stock to three accredited investors, Protius Overseas Limited, Keyway Investments Ltd., and Lionhart Investments Ltd., for an aggregate price of $2,000,000. The warrants are exercisable at a price of $0.9875 per share through March 2, 2006. The Company used the proceeds from the private placement primarily for general corporate purposes.

      The Company has agreed to file a registration statement under the Securities Act of 1933, covering the resale of the common shares and the shares of common stock issuable upon exercise of the warrants. The Company has incurred, and continues to incur, certain penalties since the registration statement was not declared effective by May 31, 2001. These penalties may be paid in cash or, at the investors' option, in common stock. In addition, if the Company issues additional shares of common stock prior to the effective date of the registration statement, then antidilution provisions contained in the securities purchase agreement may require the Company to issue additional shares of common stock to the investors so as to prevent dilution of the investors' investment in the Company.

      In connection with the private placement, (i) the Company granted to the Investors a right of first refusal to purchase additional securities issued by the Company (subject to certain exceptions) prior to August 29, 2001 and (ii) agreed to reduce to $0.9875 the exercise price of warrants to purchase an aggregate of 1,265,317 shares of the Company's Common Stock issued in connection with the Company's June 1999 and December 1999 private placements and to extend the term of these warrants for two years to December 10, 2003.

June 2000 Private Placement

      On June 13, 2000, the Company completed a Section 4(2) private placement of 1,572,738 shares of its common stock and warrants to purchase 471,822 shares of common stock to six institutional investors including three investors from the Company's June 1999 and December 1999 private placements for an aggregate price of $6,000,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.45 at any time through June 12, 2002.

December 1999 Private Placement

      On December 10, 1999, the Company completed a Section 4(2) private placement of 1,904,761 shares of its common stock and warrants to purchase 571,429 shares of common stock to three institutional investors for an aggregate price of $4,000,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 through December 10, 2001.

June 1999 Private Placement

      In June 1999, the Company completed a Section 4(2) private placement of 2,132,955 shares of its common stock, and warrants to purchase 693,888 shares of common stock to three institutional investors for an aggregate price of $6,000,000. Each investor purchased one-third of the securities issued in the private placement. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.02 through June 2001.

November 1998 Private Placement

      In November 1998, the Company obtained a binding commitment for a Section 4(2) private placement (the "November Private Placement") of its restricted common stock and common stock purchase warrants to up to five accredited investors, for an aggregate price of $2,200,000. The purchase price for one share of common stock and one warrant was $2.25. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $2.25 per share, at any time on or before the second anniversary of the closing date.

      The investors included the Company's former President and CEO and Liviakis Financial Communications Inc. ("LFC").

Series E & F Convertible Preferred Stock

      In July 1998, the Company completed the first closing of a Section 4(2) private placement of its Series E Convertible Preferred Stock ("Series E Preferred Stock") and related Common Stock Purchase Warrants ("Class B Warrants") to First Capital Group of Texas L.P. (the "Class B Investor"), an accredited investor managed by the Company's Chairman of the Board, at an aggregate price of $750,000. In January 1999, the Company completed the second closing of the private placement of its Series F Convertible Preferred Stock (Series F Preferred Stock) and related Class B Warrants to the Class B Investor for an aggregate price of $750,000.

      In June 2000 all of the 750 shares of Series E Preferred Stock and 750 shares of Series F Preferred Stock had been converted and all the Class B Warrants were exercised.

Warrants

      In June 2001, the Company issued 1,000,000 warrants in conjunction with the 6% convertible debentures totaling $1,000,000. The warrants are exercisable at a price of $0.14 per share through June 2004.

      In May 2001, the Company issued 1,166,667 warrants in conjunction with 10% secured convertible promissory notes totaling $700,000. The warrants are exercisable at a price of $0.30 per share through May 2006.

      In March 2001, the Company issued 304,762 warrants at $0.9875 to acquire its common stock in conjunction with its private placement.

      Also, in connection with the private placement of common stock and warrants to acquire common stock for proceeds of $2 million in March 2001, the Company agreed to modify the terms of pre-existing warrants to acquire an aggregate of 1,265,317 shares of the Company's common stock. The Company reduced the strike price of these warrants from a weighted-average amount of $3.56 to $0.98 per share, and extended the expiration date of the warrants from December 2001 to December 2003. The change in the fair value of these warrants as a result of the modifications is $687,394, which has been recorded as a cost of the issuance of the common stock and related warrants.

      In September 2000, the Company issued 210,222 shares of its common stock in conjunction with the exercise of 210,222 warrants from the November 1998 private placement. In a cashless exercise, the Company issued 297,313 shares of its common stock as result of the exercise of 690,333 warrants. The remaining 56,110 warrants balance of the November 1998 private placement expired in November 2000. In November 2000, the remaining balance of Series C Warrants expired.

      In July 2000, remaining warrants for the class A and B first and second close expired.

      The following table shows the outstanding warrants for each of the fiscal years ending June 30, 2001, 2000 and 1999 respectively. Each warrant in the table is convertible to one share of the Company's common stock for the indicated price.

Warrants outstanding as of June 30,       2001        2000        1999      Price     Expiration
-----------------------------------       ----        ----        ----      -----     ----------
June 2001 6% convertible debentures    1,000,000          --          --   $ 0.14     Jun. 2004
May 2001 10% convertible notes         1,166,667          --          --     0.30     May 2006
March 2001 private placement             304,762          --          --     0.9875   Mar. 2006
June 2000 private placement              471,822     471,822          --     5.45     Jun. 2002
December 1999 private placement          571,429     571,429          --     0.9875   Dec. 2003
June 1999 private placement              693,888     693,888     693,888     0.9875   Dec. 2003
November 1998 private placement               --     956,655   1,001,109     2.25     Nov. 2000
Series C Warrants                             --      53,977      53,977     6.435    Nov. 2000
Class A and B second close                    --      24,968     249,383     0.6625   Jul. 2000
Class A and B first close                     --      35,400      35,400     0.6625   Jul. 2000
Class A and B first and second close          --          --     281,250     0.80     Jul. 2000
Series A warrants                             --          --      25,274     16.375   Jan. 2000
                                       ---------   ---------   ---------
Total warrants outstanding             4,208,568   2,808,139   2,340,281
                                       =========   =========   =========

Stock Option Plans

      Under the Company's existing stock option plans (the "Plans"), stock options to purchase up to 4,680,842 shares of common stock were originally authorized to be granted to employees, directors, and certain other persons. As of June 30, 2001, 3,434,057 stock options covering shares of common stock were outstanding under the Plans and 1,246,785 shares were available for issuance upon exercise of options, which may be granted in the future under the Plans.

      Options under the Plans may either be incentive stock options or non-qualified stock options (except in the case of the Company's non-qualified stock option plan which permits only the issuance of non-qualified stock options). Options under the Plans may be granted for a term not to exceed ten years (five years with respect to incentive stock options granted to any person having 10% or more voting power of the Company) and are not transferable other than by will or the laws of descent and distribution. Incentive stock options may be exercised within 90 days after the optionee's termination of employment (to the extent exercisable prior to such termination), and one year after the optionee's disability. The exercise price of the options under the Plans must be at least equal to the fair market value of the common stock on the date of grant, or 110% of such value for incentive stock options granted to any person having 10% or more of the voting power of the Company. The aggregate fair market value of the common stock for which any employee may be granted incentive stock options that first become exercisable in any one calendar year may not exceed $100,000. Options may be exercised by payment of cash or by tender of shares of common stock (valued at their then current market value). The Compensation Committee of the Board of Directors administers the Plans.

      On December 10, 1998, the Compensation Committee and the Board of Directorsauthorized and granted the Board of Directors and the Chief Executive Officer of the Company the right to exchange up to 100% of their outstanding options, both vested and unvested, for replacement options at a rate of three replacement options for every four options surrendered. These replacement options are exercisable at a price of $3.625 per share (the fair market value at the date of repricing). A total of 609,500 options were exchanged for 442,125 replacement options. The replacement options vest in two equal installments on June 10, 1999 and December 10, 1999.

      On September 12, 2000, the Company's Board of Directors adopted the Stock Option Plan, authorizing the grant of 1,250,000 incentive stock options and non-qualified stock options to employees, directors and certain other persons. On November 11, 2000, the shareholders approved the 2000 Stock option plan authorizing 1,250,000 options for future grants.

      On April 21, 1998, the Board of Directors authorized and granted the non-officer employees of the Company, the right to exchange up to 100% of their outstanding options, both vested and unvested, for replacement options at a rate of one replacement option for each option surrendered. These replacement options are exercisable at a price of $1.7813 per share (the fair market value at the date of repricing). A total of 341,604 options were exchanged. Officers, other than the Chief Executive Officer, were authorized and granted the right to exchange up to 100% of their outstanding options; both vested and unvested, for replacement options at a rate of two replacement options for every three options surrendered. These replacement options are exercisable at a price of $1.7813 per share (the fair market value at the date of repricing). A total of 294,750 options were exchanged for 196,499 replacement options. The replacement options vest in two equal installments on October 21, 1998 and April 21, 1999.

      A summary of option activity under the Plans for the fiscal years ended June 30, 2001, 2000 and 1999 is as follows:

                              2001                          2000                          1999
                            ---------------------  --------------------------    ----------------------
                                          Weighted                   Weighted                  Weighted
                                          Average                    Average                   Average
                                          Exercise                   Exercise                  Exercise
                              Shares      Price         Shares       Price        Shares       Price
                            ---------     ------      ----------     ------      ---------     ------
Outstanding at
beginning of year ....      2,733,708      $3.77       1,689,516      $3.21      1,494,898      $5.00
Granted ..............      1,555,748       3.86       2,147,650       3.63      1,292,380       3.50
Exercised ............        272,142       2.10         565,132       2.28        292,233       2.02
Expired ..............        583,257       4.88         538,326       2.99        805,529       7.86
                            ---------      -----      ----------      -----      ---------      -----
Outstanding at year
End ..................      3,434,057       3.75      $2,733,708      $3.77      1,689,516      $3.21
                            =========      =====      ==========      =====      =========      =====

Options exercisable at
year end .............      2,143,142      $3.47       1,373,145      $3.51        911,498      $2.68
Shares available for
future grant .........      1,246,785         --         697,784         --        574,758         --

      The following summarizes information regarding the Company's stock options outstanding at June 30, 2001:

                                  Weighted Average
Range of                          Remaining            Weighted          Number             Weighted
Exercise         Number           Contractual Life     Average           Exercisable at     Average
Price            Outstanding      Years                Exercise Price    June 30,  2001     Exercise Price
------------     -----------      -----                --------------    --------------     --------------

  .01   1.13        412,046         9.7                        .62              197,646              .14
 1.63   2.06        427,070         6.7                       1.70              364,568             1.71
 2.50   2.94        150,650         8.5                       2.69              126,900             2.63
 3.37   3.97        694,000         8.0                       3.61              647,666             3.59
 4.13   8.88      1,735,291         8.8                       5.08              791,362             4.95
13.00  14.50         15,000         4.5                      14.00               15,000            14.00
-----  -----      ---------         ---                      -----            ---------            -----
 1.63  14.50      3,434,057         8.5                       3.75            2,143,142             3.47
=====  =====      =========         ===                      =====            =========            =====

      The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option and stock purchase plans. Had compensation cost been recognized consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to pro forma amounts indicated below for the years ended June 30, 2001, 2000 and 1999

                                                          2001             2000              1999
                                                    --------------    --------------    ---------------

Net loss applicable to                As Reported   $  (16,775,750)   $   (9,053,356)   $  (12,433,783)
common stock                          Pro Forma        (17,519,425)      (11,699,109)      (13,415,803)

Net diluted loss per                  As Reported   $        (0.60)   $        (0.41)   $        (0.77)
share                                 Pro Forma              (0.63)            (0.53)            (0.83)

      The per share weighted average value of stock options issued by the Company during fiscal 2001, 2000 and 1999 was $4.34, $5.81 and $2.80 respectively, on the date of grant using the Black-Scholes option-pricing model. The Company used the following weighted-average assumptions to determine the fair value of stock options granted for the fiscal years ended June 30, 2001, 2000 and 1999:

                                Stock                       Employee Stock
                                Option Plans                Purchase Plan

                                 2001      2000     1999     2001     2000     1999
                               ------    ------    -----    -----    -----    -----
Dividend yield                    0.0%      0.0%     0.0%     0.0%     0.0%     0.0%
Expected volatility             208.7%    137.3%   142.0%    92.3%    92.3%    92.3%
Risk-free rate of return         4.67%     5.23%     4.7%    4.67%    5.23%     4.7%
Average expected option life   3.6yrs    3.6yrs    3.6yrs   0.5yrs   0.5yrs   0.5yrs

Consultant and Advisor Stock Plan

      In April of 1999, the Company established a Consultant and Advisor Stock Plan (the "Consultant and Advisor Stock Plan") for the purpose of providing incentives to and compensating consultants and advisors for their contributions to the Company. In June 2001 the Company amended the plan by increasing the number of shares issuable under the plan from 500,000 shares to 1,000,000 shares of the Company's common stock.

      Under the Consultant and Advisor Stock Plan, the Company may issue up to an aggregate of 1,000,000 shares of Common Stock to consultants and advisors whom are natural persons providing bona fide services to the Company. Shares may not be issued under the Consultant and Advisor Stock Plan to directors or officers of the Company, or for services rendered in promoting or maintaining a market in the Company's securities.

      The Company recognizes as expense the market value of shares on the day of issuance for such consulting services as the recipients generally sold the shares upon issuance. The Company does not amortize additional compensation expense for this plan. For the years ended June 30, 2000 and 1999, the Company issued approximately 190,000 and 100,000 shares of common stock with a value of approximately $520,000 and $428,000 respectively. The company did not issue any other shares in conjunction with this plan for the year ending June 30, 2001.

11) Commitments

      The Company's facilities consisted of three buildings of approximately 21,000, 29,000 and 10,000 square feet, which are subject to ten, seven and five year operating leases, respectively. The total net rent expense charged to operations was approximately $290,000, $282,000, and $286,000, in fiscal 2001, 2000, and 1999 respectively.

      In September 2000, the company sublet 29,000 square feet of its San Antonio, Texas facilities to Teftec, Inc. a nonaffiliated company with the approval of Crow Holdings Company, the company's landlord. In fiscal 2001, the company received $125,000 in rents from Teftec resulting in net rent expense of $290,000 for fiscal 2001, for all leased facilities.

      The following is a schedule of future minimum lease payments under non-cancelable operating leases as of June 30, for each fiscal year shown below:


                                                                  Operating
          Fiscal year ending June 30,                              Leases
          ----------------------------------------              ----------
          2002 ...................................              $  387,000

          2003 ...................................                 347,000

          2004 ...................................                 229,000

          2005 ...................................                 229,000

          Thereafter .............................                 148,000
                                                                ----------
                                                                $1,340,000
                                                                ==========

      During fiscal year 2001, the company entered into three capital leases for capital equipment. A summary is presented below for all capital leases including provisions for interest. Each lease may be bought out at the end of its term for $1.00

                                                                 Capital
          Fiscal year ending June 30,                             Leases
          -------------------------------------------------     ---------
          2002 ............................................     $ 141,000
          2003 ............................................        42,000
          2004 ............................................        21,000
                                                                ---------
        Total future payments for capital leased                  204,000
      Less interest under capital lease obligations               (32,000)
                                                                ---------
            Net present value of capital leases                 $ 172,000

      Each leased asset is depreciated over the life of the lease. The maximum lease term is 36 months. Prior to June 30, 2001 the Company recorded asset impairment for these leases since completing the original lease obligation will be dependent upon additional cash being generated by the Company. The company is also responsible for all property taxes that may be assessed from time to time per the agreement.

12) Related Party Transactions

      Certain outside directors also receive consulting fees for services rendered from time to time to the Company. In fiscal 1999, no such person received in excess of $60,000 for such services. In fiscal 2001 and fiscal 2000, First Capital Group of Texas II, L.P., an investment firm managed by Jeffery P. Blanchard, the Company's Chairman of the Board, respectively received

$74,000 and $71,000 in consulting fees. In February 2001, the Company received a 30-day loan from First Capital Group of Texas II, L.P in the amount of $150,000 that the Company repaid in March including a nominal amount of interest. In May 2001 First Capital Group of Texas II, L.P., as part of the Company's May private placement, invested $350,000 in the form of a convertible promissory note (see
Note 9.)

      In July 1998, and January 1999, the Company completed the first and second closings respectively, of a Private Placement (see Note 9) involving, among other things, the sale of its Series E and F Preferred Stock and related Common Stock Purchase Warrants to First Capital Group of Texas II, L.P., an investment firm managed by Jeffery P. Blanchard, the Company's Chairman of the Board, at an aggregate amount of $750,000 for each closing.

      In fiscal 2000, two officers resigned their positions with the Company. The total severance and retirement package was approximately $480,000 and was recorded as an expense in fiscal 2000.

13) Employee Benefit Plans

      Effective March 1, 1992, the Company adopted the DATA RACE, Inc. 401(k) Plan under section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Plan, substantially all employees eligible to participate may elect to contribute up to the lesser of 15% of their salary or the maximum allowed under the Code. All full time employees with at least one year of continuous service and who have completed 1,000 work hours are eligible for the Plan. The Company may elect to make contributions to the Plan at the discretion of the Board of Directors. The Company made contributions of approximately $76,000 in fiscal 2001, $65,000 in fiscal 2000, and $68,000 in fiscal 1999. Subsequent to the close of its fiscal year on June 30, 2001, the Company terminated its 401k plan through board of director resolution on July 13, 2001. For the quarter ending June 30, 2001, the company opted not to match employee contributions.

      In December 1993, the Company adopted the DATA RACE, Inc. Employee Stock Purchase Plan ("ESPP") pursuant to which eligible employees may purchase up to an aggregate of 200,000 shares of the Company's common stock at 85% of the fair market value of the common stock through payroll deductions. In 1997, the ESPP was amended to offer two consecutive six-month plan periods, beginning February 1 and August 1, respectively. Of the 200,000 shares available in this Plan, approximately 194,000 shares have been purchased as of June 30, 2001.

14) Legal Matters

      On May 18, 2001, the Company, executive officers, Michael McDonnell, previously the President and Chief Executive Officer (resigned in July 2001), James Scogin, Acting President and Chief Financial Officer, and John Liviakis, one of our significant shareholders, were sued in the United States District Court for the Northern District of Illinois, Eastern Division, by Robert

Plotkin, a Chicago-based attorney, and several of Mr. Plotkin's relatives and family trusts, who are all shareholders of the Company. The amount of the monetary damages being sought is $20,000,000. The complaint alleges that the plaintiffs were induced to purchase shares of our common stock based upon alleged misrepresentations and omissions of material fact. The proceeding has been moved to the United States District Court for the Eastern District of Texas, Sherman Division in October 11, 2001. Discovery has not commenced, but we believe the lawsuit is without merit and intend to vigorously defend the Company against these allegations.

      The Company is not aware of any other legal matters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the common stock registered hereby are as follows [NEED TO CHECK FEE CALCULATION]:


Securities and Exchange Commission registration fee ............     $    636

Legal fees and expenses ........................................      150,000*


Accounting fees and expenses ...................................        2,500*


Printer's Expense ..............................................        3,500*
                                                                     --------


         Total .................................................     $156,636*
                                                                     ========

---------------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

      We amended our Articles of Incorporation and added Article Ten adopting the limitations on a director's liability. Our Articles of Incorporation also provide in Article Ten for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of Data Race, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

      Article VIII of our bylaws provides for indemnification of any person made a party to a proceeding by reason of the person's status as a director, officer or employee of Data Race, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

      We have obtained an insurance policy, which provides for indemnification of officers and directors of Data Race and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

      (a) The Company has issued or sold the following securities within the past three years [CHECK EXACT REQUIREMENTS]:

      o In July 2001 the company issued 500,000 shares related to private placement fees in the amount of $25,000. The fees were for continued funding activities subsequent to the close of the fiscal year 2001.

      o On March 2, 2001, the Company completed a private placement of 3,047,620 shares of its common stock, and warrants to purchase 304,762 shares of common stock to Protius Overseas Limited, Keyway Investments Ltd., and Lionhart Investments Ltd., for an aggregate price of $2,000,000. The warrants are exercisable at a price of $0.9875 per share through March 2, 2006.

      o On June 13, 2000, the Company completed a private placement of 1,572,738 shares of its common stock and warrants to purchase 471,822 shares of common stock to six institutional investors including three investors from the Company's June 1999 and December 1999 private placements for an aggregate price of $6,000,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.45 at any time through June 12, 2002.

      o On December 10, 1999, the Company completed a private placement of 1,904,761 shares of its common stock and warrants to purchase 571,429 shares of common stock to three institutional investors for an aggregate price of $4,000,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 through December 10, 2001.

      o In June 1999, the Company completed a private placement of 2,132,955 shares of its common stock, and warrants to purchase 693,888 shares of common stock to three institutional investors for an aggregate price of $6,000,000. Each investor purchased one-third of the securities issued in the private placement. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.02 through June 2001.

      o In June 2001, the Company issued 1,000,000 warrants in conjunction with the 6% convertible debentures totaling $1,000,000. The warrants are exercisable at a price of $0.14 per share through June 2004.

      o In June 2001, the Company issued 16,366,612 warrants in conjunction with the Equity Line of Credit. The warrants are exercisable at a price of $0.07027 per shares through June 2004.

      o In May 2001, the Company issued 1,166,667 warrants in conjunction with 10% secured convertible promissory notes totaling $700,000. The warrants are exercisable at a price of $0.30 per share through May 2006.

      o In March 2001, the Company issued 304,762 warrants at $0.9875 to acquire its common stock in conjunction with its private placement.

      o In September 2000, the Company issued 210,222 shares of its common stock in conjunction with the exercise of 210,222 warrants from the November 1998 private placement. In a cashless exercise, the Company issued 297,313 shares of its common stock as result of the exercise of 690,333 warrants. The remaining 56,110 warrants balance of the November 1998 private placement expired in November 2000. In November 2000, the remaining balance of Series C Warrants expired.

      o In July 2000, remaining warrants for the class A and B first and second close expired.

      o Pursuant to the Company's Consultant and Advisor Stock Plan, for the years ended June 30, 2000 and 1999, the Company issued approximately 190,000 and 100,000 shares of common stock with a value of approximately $520,000 and $428,000 respectively. The company did not issue any other shares in conjunction with this plan for the year ending June 30, 2001.

      (b) Stock Option Plan:

      o Under the Company's existing stock option plans (the "Plans"), stock options to purchase up to 4,680,842 shares of common stock were originally authorized to be granted to employees, directors, and certain other persons. As of June 30, 2001, 3,434,057 stock options covering shares of common stock were outstanding under the Plans and 1,246,785 shares were available for issuance upon exercise of options, which may be granted in the future under the Plans.

      (c) No underwriters were involved in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (1) Section 4(2) thereof, on the basis that the transactions did not involve a public offering, or (2) Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, provided by Rule 701.


ITEM 16. EXHIBIT AND FINANCIAL STATEMENT SCHEDULE

      (a) Exhibits:

      Some of the following exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act or the Securities Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.

    Exhibit
     Number                      Description of Exhibits
     ------                      -----------------------

      3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of Data Race, filed December 27, 1991. (a)

      3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of Data Race, filed August 13, 1992. (a)

      3.3 Articles of Amendment to the Articles of Incorporation of Data Race, filed August 21, 1992. (a)

      3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

      3.5 Articles of Amendment to the Articles of Incorporation of Data Race, filed January 21, 1999. (d)

      3.6         Bylaws of Data Race and Amendments to Bylaws. (a)(c)

      5.1         Opinion of Feldman Weinstein LLP (i)

      10.1 Securities Purchase Agreement dated March 2, 2001 among Data Race, Protius Overseas Limited, Keyway Investments Ltd., and Lionhart Investments Ltd. (e)

      10.2 Registration Rights Agreement dated March 2, 2001 among Data Race, Protius Overseas Limited, Keyway Investments Ltd., and Lionhart Investments Ltd. (e)

      10.3        Warrants for March 2001 Private Placement (e)

      10.4 Letter Agreement dated March 2, 2001 regarding amendment of warrants issued in connection with June 1999 private placement. (e)

      10.5 Letter Agreement dated March 2, 2001 regarding amendment of warrants issued in connection with June 1999 private placement. (e)

      10.6 Securities Purchase Agreement dated May 11, 2001 among Data Race, First Capital Group of Texas II, L.P., and ICN Capital Ltd. (f)

      10.7 Registration Rights Agreement dated May 11, 2001 among Data Race, First Capital Group of Texas II, L.P., and ICN Capital Ltd. (f)

      10.8        Warrants for May 2001 Private Placement (f)

      10.9 10% Secured Convertible Promissory Notes dated May 11, 2001 executed in favor of First Capital Group of Texas II, L.P., and ICN Capital Ltd., respectively (f)

      10.10 Security Agreement dated May 11, 2001 executed in favor of First Capital Group of Texas II, L.P., and ICN Capital Ltd., respectively (f)

      10.11 Warrant Exercise Agreement dated June 6, 2001 among Data Race, Keyway Investments Ltd., Lionhart Investments Ltd., ICN Capital Ltd., EURAM Cap Strat. "A" Fund Limited and Cranshire Capital, L.P. (f)

      10.12 Form of Warrant issued under Warrant Exercise Agreement dated June 6, 2001 (f)

      10.13 Convertible Debentures and Warrants Purchase Agreement dated June 12, 2001 among Data Race, Alpha Capital AG and Stonestreet L.P. (f)

      10.14 Registration Rights Agreement dated June 12, 2001 among Data Race, Alpha Capital AG and Stonestreet L.P. (f)

      10.15 Form of Warrant issued pursuant to Convertible Debentures and Warrants Purchase Agreement (f) 10.16 Form of 6% Convertible Debenture issued pursuant to Convertible Debentures and Warrants Purchase Agreement (f)

      10.17 Letter Agreement dated July 19, 2001 among Data Race, Alpha Capital AG and Stonestreet L.P. amending Convertible Debentures and Warrants Purchase Agreement and related documents (f)

      10.18 Waiver letter dated July 19, 2001 among Data Race, Protius Overseas Limited, Keyway Investments Ltd., Lionhart Investments Ltd., First Capital Group of Texas II, L.P., ICN Capital Ltd., EURAM Cap Strat. "A" Fund Limited and Cranshire Capital, L.P. (f)

      10.19 Common Stock Purchase Agreement dated as of June 13, 2001 by and between Data Race and Grenville Finance Ltd. (g)

      10.20 Registration Rights Agreement dated as of June 13, 2001 by and between Data Race and Grenville Finance Ltd. (g)

      10.21       Warrant for Equity Line of Financing (g)

      10.22 Letter Agreement dated October 18, 2001 among Data Race, Alpha Capital AG and Stonestreet L.P. amending Convertible Debentures and Warrants Purchase Agreement and related documents (h)

      10.23 Security Agreement dated October 18, 2001 among Data Race, Alpha Capital AG and Stonestreet L.P. (h)

      10.24 Common Stock Purchase Agreement between the Company and Grenville Finance Ltd. dated July 26, 2001 (j)

      10.25 Registration Rights Agreement between the Company and Grenville Finance Ltd. dated June 13, 2001 (j)

      10.26       Stock Purchase Warrant issued to Grenville Finance Ltd. (j)

      23.1        Consent of Lazar Levine & Felix LLP (i)

      23.2        Consent of KPMG LLP (i)

      23.3        Consent of Feldman Weinstein LLP (included in opinion filed as
                  Exhibit 5.1)

      24.1 Power of Attorney (included as part of the signature page to this registration statement)

--------------------------------------------------------------------------------

      (a)         Filed as an exhibit to Form S-1 Registration Statement No.
                  33-51170, effective October 7, 1992.

      (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

      (c) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

      (d)         Filed as an exhibit to Form S-3 Registration Statement No.
                  333-71319, effective April 20, 1999.

      (e)         Filed as an exhibit to Form 8-K Current Report filed March 7,
                  2001.

      (f)         Filed as an exhibit to Form 8-K Current Report filed July 24,
                  2001.

      (g)         Filed as an exhibit to Form 8-K Current Report filed July 24,
                  2001.

      (h)         Filed herewith.

      (i)         To be filed by amendment.

      (j) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 2001.

--------------------------------------------------------------------------------

      (b)         Financial Statement Schedules

                  None.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
      Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 10, 2002

                                     DATA RACE, INC.

                                     By: /s/ James G. Scogin
                                        ----------------------------------------
                                             James G. Scogin, Acting President

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of DATA RACE, Inc., hereby constitute and appoint James G. Scogin his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, and any and all registration statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

                 Name                                       Title                                Date
                 ----                                       -----                                ----
 /s/ James G. Scogin                     Acting President, Chief Financial Officer,          May 10, 2002
------------------------------------     Treasurer and Secretary (Principal Executive,
James G. Scogin

 /s/ Jeffrey P. Blanchard                Financial and Accounting Officer)                   May 10, 2002
------------------------------------
Jeffrey P. Blanchard

 /s/ Matthew A. Kenny                    Chairman of the Board of Directors                  May 10, 2002
------------------------------------
Matthew A. Kenny

 /s/ George R. Grumbles                  Director                                            May 10, 2002
------------------------------------
George R. Grumbles

 /s/ Tom Bishop                          Director                                            May 10, 2002
------------------------------------
Tom Bishop

 /s/ Byron W. Smith                      Director                                            May 10, 2002
------------------------------------
Byron W. Smith

 /s/ General Harold Adams                Director                                            May 10, 2002
------------------------------------
General Harold Adams